Exhibit 2.1

Execution Version

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT
HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT
AND, WHERE APPLICABLE, HAVE BEEN MARKED “[***]” TO DENOTE WHERE
OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

STOCK PURCHASE AGREEMENT
by and among
BLUE MICROPHONES HOLDING CORPORATION,
RIVERSIDE MICRO‑CAP FUND iI, l.p.,
THE OTHER STOCKHOLDERS OF BLUE MICROPHONES holding CORPORATION LISTED ON EXHIBIT A ATTACHED HERETO,
THE OPTIONHOLDERS OF BLUE MICROPHONES holding CORPORATION LISTED ON EXHIBIT B ATTACHED HERETO
LOGITECH EUROPE S.A.

and, for purposes of Section 10.11 only,

LOGITECH INC.
Dated as of July 30, 2018

TABLE OF CONTENTS

ARTICLE I    DEFINITIONS

ARTICLE II    SALE AND PURCHASE
2.1    Sale and Purchase of Shares
2.2    Purchase Price
2.3    Purchase Price Adjustment
2.4    Withholding

ARTICLE III    CLOSING AND DELIVERIES
3.1    Closing
3.2    Deliveries by the Company
3.3    Deliveries by Buyer
3.4    Termination of Company Stockholders Agreement
3.5    Option Exercises

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF THE COMPANY
4.1    Organization and Standing; Authority
4.2    Capitalization
4.3    The Subsidiary
4.4    No Conflict; Required Filings and Consents
4.5    Financial Statements; No Undisclosed Liabilities
4.6    Taxes
4.7    Title to Properties
4.8    Real Property
4.9    Compliance with Laws
4.10    Permits
4.11    Employee Benefit Plans
4.12    Material Contracts
4.13    Legal Proceedings
4.14    Intellectual Property
4.15    Insurance
4.16    Personnel
4.17    Environmental Matters
4.18    Conduct of Business in Ordinary Course

4.19    Customers and Suppliers
4.20    Corporate Documents
4.21    Certain Transactions and Agreements
4.22    No Brokers
4.23    Export Control
4.24    Product Liability; Defects

ARTICLE V    REPRESENTATIONS AND WARRANTIES OF THE SELLERS
5.1    Authority, Validity and Effect
5.2    Title
5.3    Legal Proceedings
5.4    Brokers
5.5    Acknowledgements
5.6    Solvency
5.7    DPA

ARTICLE VI    REPRESENTATIONS AND WARRANTIES OF BUYER
6.1    Investment Intent
6.2    Organization and Standing
6.3    Authority, Validity and Effect
6.4    No Conflict; Required Consents
6.5    Independent Investigation; No Reliance
6.6    No Financing
6.7    Solvency
6.8    Legal Proceedings
6.9    No Brokers

ARTICLE VII    COVENANTS AND AGREEMENTS
7.1    Interim Operations of the Company
7.2    Maintenance of Business
7.3    Reasonable Access; Confidentiality
7.4    Publicity
7.5    Records
7.6    [Reserved.]
7.7    Commercially Reasonable Efforts; Cooperation
7.8    HSR
7.9    Indemnification

7.10    Company Debt; Release of Liens
7.11    Selling Expenses
7.12    Termination of 401(k) Plan
7.13    Transfer Restrictions.
7.14    R&W Insurance
7.15    No Solicitation
7.16    Release
7.17    Section 280G
7.18    No Other Buyer Representations
7.19    Confidential Information

ARTICLE VIII    CONDITIONS TO CLOSING
8.1    Conditions to Obligations of the Company and the Sellers
8.2    Conditions to Obligations of Buyer
8.3    Frustration of Closing Conditions

ARTICLE IX    TERMINATION OF AGREEMENT
9.1    Termination
9.2    Effect of Termination

ARTICLE X    REMEDIES
10.1    Survival
10.2    Indemnification by Buyer
10.3    Indemnification by the Sellers
10.4    Exclusive Remedy
10.5    Limitations on Indemnification Payments to Seller Indemnitees
10.6    Limitations on Indemnification Payments to Buyer Indemnitees
10.7    Procedures
10.8    Specific Performance
10.9    Subrogation
10.10    Adjustment to Purchase Price
10.11    Deemed Losses

ARTICLE XI    TAX MATTERS
11.1    Cooperation; Audits; Tax Returns
11.2    Controversies
11.3    Amendment of Tax Returns

11.4    Certain Taxes
11.5    Refunds and Credits
11.6    Consolidated Income Tax Return

ARTICLE XII    MISCELLANEOUS AND GENERAL
12.1    Seller Representative
12.2    Expenses
12.3    Successors and Assigns
12.4    Third Party Beneficiaries
12.5    Further Assurances
12.6    Notices
12.7    Captions
12.8    Amendment; Waiver
12.9    Optionholder Payments
12.10    Legal Representation
12.11    Governing Law
12.12    Consent to Jurisdiction and Service of Process
12.13    Waiver of Jury Trial
12.14    Severability
12.15    Construction
12.16    Counterparts; Electronic Transmission
12.17    Complete Agreement

SCHEDULES
Schedule 1.1        Permitted Liens
Schedule 2.3(a)        Net Working Capital Principles
Schedule 2.3(e)(ii)    Proportions
Schedule 3.2(f)        Resignations
Schedule 3.2(i)        Required Consents
Schedule 4.1        Organization and Standing
Schedule 4.2(b)        Company Stockholders
Schedule 4.2(c)        Company Optionholders
Schedule 4.4(a)(ii)    No Conflict; Required Filings and Consents
Schedule 4.4(b)        No Conflict; Required Filings and Consents
Schedule 4.5(a)        Financial Statements
Schedule 4.5(b)        Interim Financial Statements (GAAP Exceptions)
Schedule 4.5(d)        Financial Institutions
Schedule 4.5(e)        Accounts Receivable
Schedule 4.5(g)        Company Debt
Schedule 4.6        Taxes
Schedule 4.8(b)        Leased Real Property
Schedule 4.9        Compliance with Laws
Schedule 4.11(a)    Employee Plans

Schedule 4.11(b)    Exceptions to Employee Plans
Schedule 4.11(i)    Accelerated Payments
Schedule 4.11(j)    Section 280G
Schedule 4.12(a)    Material Contracts
Schedule 4.13        Legal Proceedings
Schedule 4.14(a)    Intellectual Property
Schedule 4.14(b)    Title to Intellectual Property
Schedule 4.14(c)    Intellectual Property - Exclusive Licenses
Schedule 4.14(e)    Intellectual Property Infringement
Schedule 4.14(f)    Infringement on Company-Owned Intellectual Property
Schedule 4.14(i)    Forms
Schedule 4.14(l)    Open Source Software
Schedule 4.14(m)    Company Source Code
Schedule 4.15        Insurance
Schedule 4.16(b)    Current Employees
Schedule 4.16(c)    Independent Contractors
Schedule 4.16(d)    Employee Actions
Schedule 4.17        Environmental Matters
Schedule 4.18        Conduct of Business in Ordinary Course
Schedule 4.19(a)(i)    Material Customers
Schedule 4.19(a)(ii)    Material Customers
Schedule 4.19(b)(i)    Material Suppliers
Schedule 4.19(b)(ii)    Material Suppliers
Schedule 4.21        Certain Transactions and Agreements
Schedule 7.1        Interim Operations of the Company

Exhibits
Exhibit A        Stockholders
Exhibit B        Optionholders
Exhibit C        Form of Escrow Agreement
Exhibit D        Form of Holdback Agreement
Exhibit E        Key Employees
Exhibit F        R&W Insurance Policy
Exhibit G        Seller Press Release

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), is dated as of July 30, 2018 (the “Effective Date”), by and among Blue Microphones Holding Corporation, a Delaware corporation (the “Company”), Riverside Micro‑Cap Fund II, L.P., a Delaware limited partnership (“Riverside”), in its capacity as a stockholder of the Company and as the Seller Representative, the other stockholders of the Company listed on Exhibit A attached hereto (collectively with Riverside, the “Stockholders”), the holders of Options listed on Exhibit B attached hereto (the “Optionholders” and, collectively with the Stockholders, the “Sellers”), Logitech Europe S.A., a corporation duly organized under the laws of the Canton of Vaud, Switzerland (“Buyer”) and, for purposes of Section 10.11 only, Logitech Inc., a California corporation (“Logitech US”). Unless the context otherwise requires, terms used in this Agreement that are capitalized and not otherwise defined in context have the meanings set forth or cross‑referenced in Article I or elsewhere in this Agreement.

RECITALS
A.    As of the Effective Date, the Stockholders are the record owners of all of the issued and outstanding shares of Common Stock (the “Shares”).
B.    As of the Effective Date, the Optionholders are the record owners of all of the outstanding options to purchase shares of Common Stock (the “Options”), issued pursuant to the Blue Microphones Holding Corporation 2013 Equity and Performance Incentive Plan (the “Option Plan”).
C.    The Stockholders desire to sell to Buyer, and Buyer desires to purchase from the Stockholders, all of the Shares upon the terms set forth in this Agreement.
D.    The Optionholders desire to surrender the Options for the consideration set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Sellers, the Company and Buyer hereby agree as follows:
ARTICLE I DEFINITIONS
For purposes of this Agreement:
“401(k) Plan” has the meaning set forth in Section 7.12.
“Accounts Receivable” has the meaning set forth in Section 4.5(e).
“Acquisition Proposal” has the meaning set forth in Section 7.15.
“Action” means any suit, legal proceeding, litigation, administrative enforcement proceeding, mediation, claim, demand, charge, prosecution, hearing, audit, subpoena or arbitration proceeding (whether civil, criminal, administrative, judicial, investigative or appellate) commenced, brought, conducted, heard or before any Governmental Authority, arbitrator or mediator.
“Affiliate” means with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person.
“Affiliated Person” has the meaning set forth in Section 4.21.
“Agreement” has the meaning set forth in the preamble.
“Ancillary Agreements” means any Contract, instrument or certificate contemplated hereby, including the Escrow Agreement and the Holdback Agreement.
“Arbitration Firm” has the meaning set forth in Section 2.3(c).
“Audited Financial Statements” has the meaning set forth in Section 4.5(a).
“Balance Sheet Date” has the meaning set forth in Section 4.5(a).
“Business Day” means any day other than a Saturday, a Sunday or any other day on which the Federal Reserve Bank of New York is closed.
“Buyer” has the meaning set forth in the preamble.
“Buyer 401(k) Plan” has the meaning set forth in Section 7.12.

“Buyer Claim” has the meaning set forth in Section 10.7(b)(i).
“Buyer Claim Notice” has the meaning set forth in Section 10.7(b)(i).
“Buyer Indemnitees” has the meaning set forth in Section 10.3.
“Cash and Cash Equivalents” means, as of the date in question, all unrestricted cash and unrestricted cash equivalent assets (including marketable securities) of the Company and the Subsidiary, in each case, on a consolidated basis determined in accordance with GAAP, which, for the avoidance of doubt, can be a positive number or a negative number.
“Charter Documents” has the meaning set forth in Section 4.1.
“Claim” has the meaning set forth in Section 10.7(a).
“Claim Response” has the meaning set forth in Section 10.7(a).
“Claims Notice” has the meaning set forth in Section 10.7(a).
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Closing Statement” has the meaning set forth in Section 2.3(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Tax Agreement” means customary commercial agreements not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).
“Common Stock” means the common stock, par value $0.01 per share, of the Company.
“Company” has the meaning set forth in the preamble.
“Company 401(k) Plan” has the meaning set forth in Section 7.12.
“Company Balance Sheet” has the meaning set forth in Section 4.5(a).
“Company Debt” means all Indebtedness of the Company or the Subsidiary, including the Credit Facility; provided, however, that, where this definition is used in Section 2.2(a)(i) and Section 2.3, clause (d) of the definition of “Indebtedness” shall only apply to the extent such Indebtedness is drawn.
“Company Financial Statements” has the meaning set forth in Section 4.5(a).
“Company Indemnified Persons” has the meaning set forth in Section 7.9(a).
“Company IT Systems” has the meaning set forth in Section 4.14(o).
“Company-Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or the Subsidiary.
“Company Registered IP” has the meaning set forth in Section 4.14(a).

“Company’s Knowledge” means the actual knowledge, after due inquiry, of all Key Employees (together, the “Company Knowledge Persons”).
“Company Services and Products” means all services or products sold, distributed, provided or commercialized by the Company or the Subsidiary, and any service or product offerings in development.
“Company Source Code” has the meaning set forth in Section 4.14(m).
“Company Stockholders Agreement” has the meaning set forth in Section 3.4.
“Confidential Information” has the meaning set forth in Section 4.14(h).
“Confidentiality Agreement” has the meaning set forth in Section 7.3(b).
“Consent” means any consent, approval, authorization, waiver, notice, license, permit, certificate or registration required to be obtained from, filed with or delivered to any Person in connection with the consummation of any of the transactions contemplated hereby, including the Share Purchase.
“Contaminants” has the meaning set forth in Section 4.14(n).
“Contracts” means all legally binding, written or oral contracts, instruments, leases, licenses, commitments, mortgages, notes, guarantees, sublicenses, subcontracts and other agreements (including any amendments and other modifications thereto), but excluding all purchase orders with an aggregate dollar amount less than $50,000 entered into in the ordinary course of business on the Company’s form purchase order, which has been made available to Buyer.
“Control” (including the term “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by Contract or credit arrangement, as trustee or executor, or otherwise. It is agreed that with respect to any venture capital or private equity fund, the term “Affiliate” shall not include any portfolio company that such venture capital or private equity fund is invested in and that would otherwise fall under the definition of “Affiliate.”
“Controlled Group” means any trade or business (whether or not incorporated): (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or the Subsidiary; or (b) which together with the Company or the Subsidiary is treated as a single employer under Section 414 of the Code.
“Copyrights” means (a) all rights in works of authorship, including (i) literary works, software, databases, data collections, web site content and (ii) compilations, collective works and derivative works of any of the foregoing, whether such works are published or unpublished; and (b) registrations and applications for registration for any of the foregoing and any renewals or extensions thereof.
“Credit Facility” means the (i) Credit Agreement, dated as of September 8, 2017, by and among the Company, the Subsidiary, Tree Line Direct Lending, LP, and the other lenders party thereto, as amended; and (ii) Amended and Restated Subordinated Note Purchase Agreement, dated September 8, 2017, by and between the Company and Riverside.
“Data Protection Legislation” means all statutes, enacting instruments, common law, regulations and directives (in any jurisdiction, including the United States) concerning either the protection or processing of Personal Data as applicable to the Company and the Subsidiary.
“Dispute Notice” has the meaning set forth in Section 10.7(b)(i).
“Dispute Period” has the meaning set forth in Section 10.7(b)(i).
“DOJ” means the United States Department of Justice.

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.
“Effective Date” has the meaning set forth in the preamble.
“Employee Plans” has the meaning set forth in Section 4.11(a).
“Environment” means soil, surface water, groundwater, stream sediments, and ambient air.
“Environmental Law” means any applicable Laws or Orders in effect at or prior to the Effective Date relating to the protection of the Environment or natural resources, worker health and safety and human health and safety as it relates to environmental protection, and relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials in the Environment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Escrow Agent” means KeyBank National Association, a national banking association.
“Escrow Agreement” means the Escrow Agreement to be entered into on the Closing Date by and among the Escrow Agent, Buyer and the Seller Representative, substantially in the form of Exhibit C attached hereto.
“Escrow Release Date” has the meaning set forth in Section 10.7(e).
“Estimated Cash” means the Company’s good faith estimate of the Cash and Cash Equivalents as of the Closing.
“Estimated Company Debt” means the Company’s good faith estimate of the Company Debt as of the Closing.
“Estimated Selling Expenses” means the Company’s good faith estimate of the Selling Expenses as of the Closing.
“Estimated Working Capital” has the meaning set forth in Section 2.3(a).
“Export Approvals” has the meaning set forth in Section 4.23.
“Final Cash” has the meaning set forth in Section 2.3(b).
“Final Company Debt” has the meaning set forth in Section 2.3(b).
“Final Selling Expenses” has the meaning set forth in Section 2.3(b).
“Final Working Capital” has the meaning set forth in Section 2.3(b).
“Fraud” means a false statement, representation or warranty that the party making such statement, representation or warranty had knowledge or belief was false and such statement, representation or warranty was made with the intent to induce the recipient thereof to act, or refrain from acting, and the recipient thereof acted or did not act, as applicable, in reliance on such statement, representation or warranty and suffered Losses as a result, in any case, with respect to the making of representations and warranties pursuant to Article IV, Article V or Article VI.
“Fully Diluted Shares” means the aggregate number of shares of Common Stock outstanding at the Closing assuming the exercise of all Options.
“Fundamental Representations” has the meaning set forth in Section 8.2(a).

“GAAP” means United States generally accepted accounting principles applied on a basis consistent with the preparation of the Audited Financial Statements.
“General Enforceability Exceptions” has the meaning set forth in Section 4.1.
“Governmental Authority” means any (a) government or political subdivision, whether federal, state, local, municipal, foreign, commonwealth, province, territory, county, district or other jurisdiction of any nature, or any agency, division, department, agency, regulator, self-regulatory organization, commission, instrumentality, official, ministry or body of any such government or political subdivision, or any federal, state, local, municipal, foreign, commonwealth, province, territory, county or district court or tribunal and (b) any arbitral forum, arbitrator or mediator.
“Hazardous Material” means any material that is listed or defined as a “hazardous substance”, “hazardous waste”, “toxic substance”, a “pollutant”, a “contaminant”, or any other term of similar import under any Environmental Law, including petroleum, friable asbestos and polychlorinated biphenyls.
“Holdback Agreement” means the Holdback Agreement to be entered into on the Closing Date by and among the Seller Representative, on behalf of all Sellers, and the Escrow Agent, substantially in the form of Exhibit D attached hereto.
“Holdback Amount” means $[***], which represents the amount agreed upon by the Sellers to be held by the Seller Representative for the payment of any (a) costs, fees, expenses and liabilities incurred by the Seller Representative in connection with this Agreement, the Escrow Agreement, the Holdback Agreement and its obligations hereunder and thereunder and (b) other amounts or obligations of the Sellers as agreed upon by the Sellers, to be held in accordance with the Holdback Agreement.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“HSR Filing” has the meaning set forth in Section 7.8.
“Indebtedness” means, with respect to a Person, (a) all obligations of such Person in respect of borrowed money; (b) all obligations of such Person evidenced by a note, bond, debenture or similar instrument the payment of which such Person is responsible or liable; (c) all obligations of such Person under capitalized leases that are required to be capitalized on a balance sheet under GAAP; (d) all obligations of such Person in respect of any letters of credit, acceptances and similar obligations created for the account of such Person, and all other extensions of credit for such Person; (e) all obligations representing the deferred purchase price of property or services (other than trade payables, accrued expenses, current accounts and similar unpaid customer invoices obligations incurred in the ordinary course of business consistent with past practice) in respect of which such Person is liable, contingently or otherwise (including “earn-outs” and “seller notes” payable with respect to the acquisition of any business, assets or securities); (f) all interest rate swaps, collars, caps and similar hedging obligations; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any securities of such Person; (h) all interest, costs, fees, premiums and penalties that may be incurred in connection with the repayment, reimbursement, acceleration, satisfaction, termination or cancellation of any of the foregoing; and (i) any of the foregoing of any other third party that is guaranteed, directly or indirectly, by such Person.
“Indemnity Escrow Funds” means an amount equal to $[***] to be held in accordance with this Agreement and the Escrow Agreement.
“Initial Purchase Price” has the meaning set forth in Section 2.2(a).
“Intellectual Property” means all worldwide common law and statutory rights in, arising out of, or associated with: (a) Copyrights, (b) Patents, (c) Trademarks, (d) trade secrets, confidential information, or proprietary information, (e) industrial designs, (f) moral and economic rights of authors and inventors, however denominated, and (g) any similar or equivalent rights to any of the foregoing, as applicable.

“Interim Financial Statements” has the meaning set forth in Section 4.5(a).
“Inventory” means all inventory of each of the Company and the Subsidiary, wherever located, including all finished goods, work in process, raw materials and spare parts, and all other materials and supplies to be used or consumed by either the Company or the Subsidiary in the production of finished goods whether held at any location or facility of the Company or the Subsidiary or in transit to the Company or the Subsidiary.
“IRS” means the Internal Revenue Service.
“Key Employee” means each employee of the Company or the Subsidiary listed on Exhibit E hereto.
“Law” means any law, statute, constitution, legislation, principle of common law, resolution, decree, directive, Order, code, ordinance, regulation or rule of any Governmental Authority or any ruling or requirement of any Governmental Authority issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 4.8(b).
“Liabilities” means any and all debt, liabilities, commitments and obligations of any kind, character or description, whether fixed or contingent (with any such contingent debt, liabilities, commitments and obligations determined in accordance with GAAP).
“Liens” means any mortgage, lien, security interest, option, pledge, deed of trust, hypothecation, charge, title retention device, collateral assignment, adverse title claim, interference, option, right of first refusal, preemptive right or other similar encumbrance or restriction of any kind (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Logitech US” has the meaning set forth in the preamble.
“Losses” has the meaning set forth in Section 10.2.
“Material Adverse Effect” means, with respect to the Company or Buyer, as applicable, any change, occurrence, event, fact or development that materially and adversely affects the ability of the Company or Buyer, as applicable, to consummate the transactions contemplated by this Agreement, or, with respect to the Company, has a material adverse effect on the business, results of operations, condition (financial or otherwise) or properties of the Company and the Subsidiary, taken as a whole, of: (a) in the case of the Company, the Company and the Subsidiary, taken as a whole; and (b) in the case of Buyer, Buyer and its Affiliated entities, taken as a whole; but, in each case, none of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, such a material adverse effect: any change, occurrence, event, fact or development: (i) resulting from general economic, political, financial, banking, credit or securities market conditions, including any disruption thereof and any interest or exchange rate fluctuations; (ii) affecting companies in the industry in which it conducts its business generally (provided that such changes, occurrences, events, facts or developments do not adversely affect the Company or Buyer, as applicable, disproportionately as compared to such Person’s competitors); (iii) resulting from the announcement or pendency of, or the public or industry knowledge of, this Agreement or the transactions contemplated hereby; (iv) resulting from any changes in applicable Laws or accounting rules or, with respect to the Company or the Subsidiary, arising out of, resulting from or attributable to any action required to be taken under any Law or Order; (v) resulting from any actions expressly required under this Agreement, including with respect to obtaining any Consent required under this Agreement; (vi) resulting from natural disasters, acts of terrorism or war (whether or not declared), or epidemics or pandemics; or (vii) arising out of any action taken or omitted to be taken at the written request or with the written consent of, in the case of the Company, Buyer and, in the case of Buyer, the Company.
“Material Contracts” has the meaning set forth in Section 4.12(a).

“Material Customers” has the meaning set forth in Section 4.19(a).
“Material Suppliers” has the meaning set forth in Section 4.19(b).
“Net Working Capital” has the meaning set forth on Schedule
(a).
“Notice” has the meaning set forth in Section 10.7(b)(i).
“Notice of Disagreement” has the meaning set forth in Section 2.3(c).
“OFAC” means the Office of Foreign Assets Control.
“Open Source Software” means any software subject to a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License. For avoidance of doubt, Open Source Software includes any software licensed under “copyleft” licenses.
“Option Consideration” has the meaning set forth in Section 2.2(b)(ii).
“Option Plan” has the meaning set forth in the recitals.
“Optionholders” has the meaning set forth in the preamble.
“Options” has the meaning set forth in the recitals.
“Order” means any order, judgment, citation, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.
“Parachute Payment Waiver” has the meaning set forth in Section 7.17(a).
“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re‑examinations or equivalents or counterparts of any of the foregoing.
“Permits” means any license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority.
“Permitted Liens” means: (a) Liens arising under or related to the Company Debt set forth on Schedule 1.1 (provided, that notwithstanding anything in this Agreement to the contrary, any and all Liens contemplated by this clause (a) shall not constitute “Permitted Liens” for purposes of Section 3.2(j) and for purposes of Section 7.10 and shall be released prior to, or simultaneously with, the Closing in accordance with Section 3.2(j) and Section 7.10); (b) statutory Liens for Taxes, assessments, reassessments and other charges of Governmental Authorities not yet due and payable or that may be paid thereafter without penalty or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (c) mechanics’, materialmen’s, workmens’, repairmen’s, warehousemen’s, suppliers’, vendors’, carriers’, landlords’ or other like Liens required by applicable Law; (d) pledges or deposits to secure obligations under workers or unemployment compensation Laws or to secure public or statutory obligations; and (e) with respect to the Leased Real Property, (i) any conditions that may be shown by a current, accurate survey; (ii) easements, encroachments, restrictions, rights-of-way and any other non-monetary title defects; and (iii) zoning, building and other similar restrictions; provided, however, that none of the foregoing described in this clause

(e) will individually or in the aggregate materially impair the continued use and operation of the property to which they relate in the business of the Company or the Subsidiary as presently conducted.
“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.
“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number, or any other piece of information that allows the identification of a natural person.
“Pipeline Products” has the meaning set forth in Section 4.10.
“Pre-Closing Tax Periods” has the meaning set forth in Section 11.1(a).
“Privileged Communications” has the meaning set forth in Section 12.10.
“Pro Rata Share” means, with respect to any Seller, a fraction (expressed as a percentage), the numerator of which is the sum of the amount such Seller is entitled to receive pursuant to Section 2.2(b) and the denominator of which is the sum of the amount all Sellers are entitled to receive pursuant to Section 2.2(b).
“Product and IP Information” has the meaning set forth in Section 5.7.
“Purchase Price” has the meaning set forth in Section 2.2(a).
“R&W Insurance Policy” has the meaning set forth in Section 7.14.
“R&W Insurer” has the meaning set forth in Section 7.14.
“Real Property” means all of the real property owned or leased by the Company or the Subsidiary.
“Real Property Leases” has the meaning set forth in Section 4.8(b).
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping of a Hazardous Material into the Environment.
“Released Claims” has the meaning set forth in Section 7.16(a).
“Releasors” has the meaning set forth in Section 7.16(a).
“Response Period” has the meaning set forth in Section 10.7(a).
“Riverside” has the meaning set forth in the preamble.
“Schedules” means the disclosure schedules delivered by or on behalf of the Company or the Sellers, as applicable, concurrently with the execution and delivery of this Agreement.
“Section 1542” has the meaning set forth in Section 7.16(b).
“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.
“Seller Indemnitees” has the meaning set forth in Section 10.2.
“Seller Indemnitors” has the meaning set forth in Section 10.3.
“Seller Press Release” has the meaning set forth in Section 7.4.

“Seller Representative” means the Person appointed agent and attorney‑in‑fact for and on behalf of the Sellers pursuant to Section 12.1. In accordance with Section 12.1, Riverside shall act as the Seller Representative until a successor Seller Representative has been named by Riverside.
“Sellers” has the meaning set forth in the preamble.
“Selling Expenses” means all other third-party fees, costs, expenses, payments and expenditures incurred prior, on or after the Closing Date (other than with respect to services requested by, or on behalf of, Buyer or the Company after the Closing Date) by or on behalf of the Company or the Subsidiary in connection with the Share Purchase, this Agreement, the Ancillary Agreements and the other transactions contemplated hereby and thereby, whether or not billed or accrued, including (a) any fees, costs expenses, payments and expenditures of legal counsel and accountants in connection with the Share Purchase, this Agreement, the Ancillary Agreements and the other transactions contemplated hereby and thereby, including all of the fees and expenses of Jones Day, Intrepid Investment Bankers LLC, and Deloitte & Touche LLP, BDO USA, LLP and PricewaterhouseCoopers LLP incurred by the Sellers, the Company or the Subsidiary in connection with this Agreement, the Ancillary Agreements or the completion of the transactions contemplated by this Agreement and the Ancillary Agreements, (b) the fees, costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons in connection with the Share Purchase, this Agreement, the Ancillary Agreements and the other transactions contemplated hereby and thereby, (c) all sale, transaction or similar bonuses, change of control payments or similar payments or obligations in effect on or prior to the Closing payable by the Company or the Subsidiary to directors, officers, employees and/or consultants of the Company or the Subsidiary as a result of the consummation of the Share Purchase and the other transactions contemplated hereby, (d) the employer portion of any payroll taxes or other withholding obligations arising from payments described in clause (c) of this definition, (e) the employer portion of any payroll taxes arising with respect to the payments for Options hereunder pursuant to Section 2.2(b), Section 2.3, Section 10.7(e) and Section 11.5 (in each case, whether or not such payroll taxes would then be due and payable), and (f) any such fees, costs, expenses, payments and expenditures incurred by the Sellers paid for, or required to be paid for, by the Company or the Subsidiary.
“Settlement Amounts” has the meaning set forth in Section 2.2(c).
“Share Amount” means an amount equal to the quotient of (a) the sum of (i) the Purchase Price and (ii) the aggregate exercise prices for all of the outstanding Options as of the Closing, divided by (b) the Fully Diluted Shares.
“Share Purchase” has the meaning set forth in Section 2.1.
“Shares” has the meaning set forth in the recitals.
“Spreadsheet” means a spreadsheet in a form reasonably acceptable to Buyer, which spreadsheet shall set forth the following information relating to the Stockholders and Optionholders: (a) the names of all of the Stockholders and the Optionholders and their respective bank information (including the respective bank name and number, swift number, account number and other wire transfer information), (b) the number and type of Shares held by, or subject to the Options held by, such Stockholders or Optionholders, as the case may be, and, in the case of issued Shares, the certificate numbers for the share certificates covering such Shares, if applicable, (c) the exercise price per share in effect for each Option, (d) the calculation of the Purchase Price (calculated in accordance with Section 2.2(a)), Estimated Cash, Estimated Company Debt, Estimated Selling Expenses, Indemnity Escrow Funds, Holdback Amount, the aggregate exercise price for all of the outstanding Options as of the Closing, Fully-Diluted Shares, and Share Amount, (e) the calculation of aggregate cash amounts payable to each Stockholder and each Optionholder pursuant to Section 2.2, and (f) the calculation of each Seller’s Pro Rata Share (as a percentage).
“Stockholders” has the meaning set forth in the preamble.
“Subsidiary” means Baltic Latvian Universal Electronics, LLC, a California limited liability company.
“Subsidiary Interests” has the meaning set forth in Section 4.3.

“Target Working Capital” means $[***].
“Tax” means (a) any net income, alternative or add‑on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, similar governmental fee or other similar assessment or similar charge, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority, (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.
“Tax Deductions” means, to the extent deductible under applicable Law, the sum of all items of loss or deduction for income Tax purposes resulting from or attributable to: (a) the Option Consideration; (b) the Selling Expenses; and (c) the satisfaction of the Company Debt on the Closing Date.
“Tax Matter” means any: (a) inquiries, audits, investigations, assessments, reassessments or any other proceedings or similar events with respect to Taxes of the Company or the Subsidiary for which the Sellers may be required to reimburse or indemnify any Buyer Indemnitee pursuant to this Agreement; or (b) voluntary contact with any Taxing Authority relating to, or self assessment of, Taxes of the Company or the Subsidiary for any Pre‑Closing Tax Period.
“Tax Representations” has the meaning set forth in Section 10.1(c).
“Tax Returns” means all Tax returns, statements, reports and forms required to be filed with any Taxing Authority.
“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.
“Technical Deficiencies” has the meaning set forth in Section 4.14(n).
“Technology” means collectively, all designs, formulas, methods, processes, schematics, technical drawings, specifications, algorithms, procedures, techniques, ideas, know-how, software, computer programs (whether in source code, object code or human readable form), tools, inventions, creations, trade secrets, improvements, works of authorship, other similar materials and content and all recordings (including voice recordings), graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used in the use, design, development, reproduction, maintenance or modification of any of the foregoing.
“Termination Date” has the meaning set forth in Section 9.1(b).
“Third Party Claim” has the meaning set forth in Section 10.7(c).
“Trademarks” means: (a) trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; (b) registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and (c) the goodwill of the business associated with each of the foregoing.
“Transfer Taxes” has the meaning set forth in Section 11.4.
“Waived Parachute Payments” has the meaning set forth in Section 7.17(a).
“Working Capital Overage” has the meaning set forth in Section 2.3(a).
“Working Capital Underage” has the meaning set forth in Section 2.3(a).

ARTICLE II SALE AND PURCHASE

2.1    Sale and Purchase of Shares. At the Closing, on the terms and subject to the conditions set forth in this Agreement: (a) each Stockholder shall sell, assign, transfer and deliver to Buyer good and valid title to all of the Shares held by such Stockholder as of immediately prior to the Closing, free and clear of all Liens, and with the benefit of all rights of whatsoever nature attaching or accruing to such Shares (the “Share Purchase”), and (b) each Optionholder shall surrender the Options held by such Optionholder for cancellation. As soon as reasonably practicable after the Closing (and in any event on the Closing Date) Buyer shall pay and deliver, or cause to be paid and delivered, the Purchase Price to, or for the benefit of, the Sellers.

2.2    Purchase Price.

(a)Subject to the adjustments set forth in Section 2.3, in full consideration for the transfer of the Shares and the surrender of the Options, Buyer shall pay or cause to be paid to, or for the benefit of, the Sellers at the Closing an aggregate amount equal to $116,500,000 plus the Estimated Cash minus:

(i)the aggregate amount of the Estimated Company Debt outstanding immediately prior to the Closing;
(ii)the unpaid portion, as of the Closing, of the Estimated Selling Expenses;
(iii)the Indemnity Escrow Funds; and
(iv)the Holdback Amount;
(such amount, the “Initial Purchase Price”), increased by (A) any Working Capital Overage or decreased by (B) any Working Capital Underage (as adjusted, the “Purchase Price”).
(b)Shares and Options. In accordance with Section 2.1, the Purchase Price will be distributed to, or for the benefit of, the Sellers as follows:
(i)Each Stockholder will be entitled to receive an amount equal to the product of: (A) the Share Amount; and (B) the number of Shares owned by such Stockholder, payable in cash by bank wire transfer of immediately available funds to an account or accounts designated in the Spreadsheet.
(ii)Each Option shall be cancelled at the Closing, and each Optionholder will be entitled to receive, upon the cancellation of his or her then outstanding Options, an amount equal to the product of: (A) the Share Amount; and (B) the number of shares of Common Stock underlying such Options held by such Optionholder at the Closing, minus the product of: (1) the exercise price of each Option held by such Optionholder; and (2) the number of Options held by such Optionholder at each such exercise price (the aggregate amount payable to all Optionholders is referred to as the “Option Consideration”). Buyer shall pay, or shall cause one or more of its Affiliated entities to pay, the Option Consideration to the applicable Optionholders (less applicable withholding) as promptly as practicable after the Closing, but in no event later than 21 days following the Closing Date, through the payroll of the Company or the Subsidiary. Prior to the Closing, the board of directors of the Company shall take all necessary or appropriate action in accordance with the Option Plan to effectuate the cancellation of the Options as contemplated by this Section 2.2(b)(ii). For the avoidance of doubt, in no event shall any acceleration of any vesting of any Options increase the amount payable by Buyer hereunder.

(c)Other Settlements. At the Closing and subject to the Company’s compliance with Section 7.10 and Section 7.11, Buyer shall: (i) on behalf of the Company and the Subsidiary, cause the Company Debt outstanding immediately prior to the Closing to be repaid in full to the lender or other payee entitled thereto pursuant to the applicable payoff letter; (ii) on behalf of the Stockholders, the Optionholders, the Company or the Subsidiary, pay the Selling Expenses to the Persons entitled thereto pursuant to the instructions designated to Buyer in writing by such Persons prior to the Closing; (iii) pay the Holdback Amount into an escrow account to be held by the Escrow Agent in accordance with the terms of this Agreement and the Holdback Agreement; and (iv) pay the Indemnity Escrow Funds into an escrow account to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement (collectively, the “Settlement Amounts”).

(d)Spreadsheet. At least two Business Days prior to the Closing Date, the Company shall deliver to Buyer the Spreadsheet. The Company shall reasonably consider any comments to the Spreadsheet made by Buyer prior to the Closing Date (it being understood that any such comments, or lack thereof, whether or not reflected in the Spreadsheet, shall not diminish or otherwise affect Buyer’s remedies hereunder if the Spreadsheet is not accurate).

2.3         Purchase Price Adjustment

(a) Estimated Statement. No later than two Business Days prior to the Closing Date, the Seller Representative shall prepare and deliver, or cause to be prepared and delivered, to Buyer, in writing, a good faith estimate of: (i) the Net Working Capital as of the Closing prepared in accordance with the principles set forth on Schedule 2.3(a) (such estimate, the “Estimated Working Capital”); (ii) the Estimated Cash; (iii) the Estimated Company Debt and (iv) the Estimated Selling Expenses (the “Estimated Closing Statement”). As contemplated by Section 2.2(a), if the Estimated Working Capital is less than the Target Working Capital, then the Initial Purchase Price will be reduced by the amount of such shortfall (the “Working Capital Underage”), subject to further adjustment as provided in this Section 2.3. As contemplated by Section 2.2(a), if the Estimated Working Capital is greater than the Target Working Capital, then the Initial Purchase Price will be increased by the amount of such excess (the “Working Capital Overage”), subject to further adjustment as provided in this Section 2.3. If the Estimated Working Capital is equal to the Target Working Capital, then the Initial Purchase Price will not be adjusted pursuant to this Section 2.3(a), but will be subject to adjustment as otherwise provided in this Article II. Buyer shall have the right to review the Estimated Closing Statement and such supporting documentation or data of the Company as Buyer may reasonably request and to discuss the Estimated Closing Statement with the Company; provided, however, that the failure to include in the Estimated Closing Statement any changes proposed by Buyer, or the acceptance by Buyer of the Estimated Closing Statement, or the consummation of the Closing, shall not limit or otherwise affect Buyer’s remedies under this Agreement, including Buyer’s right to include such changes or other changes in the Closing Statement, or constitute an acknowledgment by Buyer of the accuracy of the Estimated Closing Statement.

(b) Closing Statement. Within 60 days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Seller Representative a statement (the “Closing Statement”), setting forth: (i) the Net Working Capital as of the Closing, prepared in accordance with the principles set forth on Schedule 2.3(a) (the “Final Working Capital”); (ii) the Cash and Cash Equivalents as of the Closing (the “Final Cash”); (iii) the Company Debt outstanding as of the Closing (the “Final Company Debt”); and (iv) the Selling Expenses outstanding as of the Closing (the “Final Selling Expenses”).

(c) Dispute. Within 60 days following receipt by the Seller Representative of the Closing Statement, the Seller Representative shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of the Closing Statement, which shall specifically describe the basis of the Seller Representative’s dispute, determination and corresponding adjustments to the Final Working Capital, Final Cash, Final Company Debt and/or Final Selling Expenses (the “Notice of Disagreement”). If the Seller Representative does not timely deliver to Buyer the Notice of Disagreement, then such Closing Statement will be final, conclusive and binding on the parties hereto. In the event the Notice of Disagreement is timely delivered to Buyer, Buyer and the Seller Representative shall, for a period of 15 days thereafter, negotiate in good faith to resolve the disputes set forth in the Notice of Disagreement. If Buyer and the Seller Representative, notwithstanding such good faith effort, fail to resolve all of the disputes set forth in the Notice of Disagreement during such 15-day period, then Buyer and the Seller Representative jointly shall engage a mutually-agreed upon (which agreement shall not be unreasonably withheld) “big-four” accounting firm (the “Arbitration Firm”). As promptly as practicable thereafter (but in any event, within 15 days of engaging the Arbitration Firm), Buyer and the Seller Representative shall each prepare and submit a presentation to the Arbitration Firm. The Arbitration Firm shall consider only those items and amounts in the Seller Representative’s and Buyer’s respective calculations that are identified as being items and amounts to which the Seller Representative and Buyer have been unable to agree. Buyer and the Seller Representative shall make readily available to the Arbitration Firm all relevant books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to the Closing Statement and the Notice of Disagreement and all other items reasonably requested by the Arbitration Firm in connection therewith. The Arbitration Firm shall have the opportunity to present written questions to Buyer and/or the Seller Representative, a copy of which shall be provided to the other.

As soon as practicable thereafter, Buyer and the Seller Representative will cause the Arbitration Firm to choose one of the parties’ positions. The party whose position is not accepted by the Arbitration Firm shall be responsible for all of the fees and expenses of the Arbitration Firm. All determinations made by the Arbitration Firm will be final, conclusive and binding on the parties, absent manifest error.

(d) Access. For purposes of complying with the terms set forth in this Section 2.3, Buyer and the Company, on the one hand, and the Seller Representative, on the other hand, shall, and the Company shall cause the Subsidiary to, cooperate with and make available to each other and their respective representatives all information, records and data, and shall permit access to its personnel, as may be reasonably required and as is reasonably requested in connection with the preparation and analysis of the Closing Statement, the Notice of Disagreement and the resolution of any disputes thereunder. The Seller Representative shall treat, and shall cause its legal and financial advisors to treat, confidentially and not disclose to anyone (other than its legal and financial advisors or the Arbitration Firm in accordance with Section 2.3(c)) any nonpublic information from or about Buyer, the Company, the Subsidiary or their respective Affiliates or any of the books, records or other information so made available pursuant to this Section 2.3(d).

(e)Adjustment. Within two Business Days after the date on which the Final Working Capital, Final Cash, Final Company Debt and Final Selling Expenses are finally determined pursuant to Section 2.3(c), the Initial Purchase Price shall be recalculated using the Final Working Capital, Final Cash, Final Company Debt and Final Selling Expenses (each as finally determined pursuant to Section 2.3(c)) in lieu of the Estimated Working Capital, Estimated Cash, the Estimated Company Debt and the Estimated Selling Expenses, respectively, as of the Closing.

(i)If such substitutions would have resulted in a Purchase Price that is less than the Purchase Price that was paid on the Closing Date, then each Seller shall pay to Buyer, by wire transfer of immediately available funds, within five Business Days from the date on which the Final Working Capital, Final Cash, Final Company Debt and Final Selling Expenses are finally determined pursuant hereto, such Seller’s Pro Rata Share of such shortfall.

(ii)If such substitutions would have resulted in a Purchase Price that is greater than the Purchase Price that was paid on the Closing Date, then Buyer shall pay, or cause to be paid, to the Sellers in the proportions set forth on Schedule 2.3(e)(ii), an amount in cash equal to such excess (less the employer portion of any applicable social security, Medicare, unemployment or other employment, withholding or payroll Tax or similar amount owed by or imposed upon Buyer (or any of its Affiliated entities) as a result of or with respect to or attributable to, any such payment to the extent such Tax or similar amount would constitute Selling Expenses). With respect to the Stockholders or former non-employee holders of Options, such amounts shall be paid by Buyer within five Business Days from the date on which the Final Working Capital, Final Cash, Final Company Debt and Final Selling Expenses are finally determined pursuant to Section 2.3(c) by bank wire transfer of immediately available funds to the accounts designated in writing by the Seller Representative to Buyer. With respect to the Optionholders (other than to former non-employee holders of Options), such amounts shall be paid by Buyer, or Buyer shall cause one or more of its Affiliated entities to pay, to such Optionholders (less applicable withholding Taxes) as promptly thereafter as practicable, but in no event later than 21 days following, the date on which the Final Working Capital, Final Cash, Final Company Debt and Final Selling Expenses are finally determined pursuant to Section 2.3(c), through the payroll of Buyer or its Affiliated entities.

(iii)If such substitutions would have resulted in a Purchase Price that is equal to the Purchase Price that was paid on the Closing Date, then there will be no adjustment to Purchase Price pursuant to this Section 2.3(e).

(iv)Any amounts paid pursuant to the provisions of this Section 2.3 shall be deemed to be and treated, to the extent permitted by Law, as an adjustment to the Purchase Price for all purposes.

     2.4 Withholding. Buyer, the Company and their agents shall be entitled to deduct and withhold from any amount deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any Person that is required to deducted and withheld with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Law; provided, however, if Buyer determines that an amount is required to be deducted and withheld with respect to any amounts payable (other than as compensation), Buyer shall provide the Seller Representative with notice of its intent to deduct and withhold and Buyer shall reasonably cooperate with the Seller Representative to eliminate or reduce the basis for such deduction or withholding (including providing the Seller Representative with a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding). To the extent that amounts are so withheld and paid over to or credited by the applicable Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made; provided, however, Buyer shall be responsible for any penalties and interest imposed as a result of Buyer failing to timely pay any such amounts (or have credited) to the applicable Tax Authority on a timely basis.

ARTICLE III CLOSING AND DELIVERIES

3.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the electronic exchange of documents and signatures on the second Business Day following the satisfaction or waiver of each of the conditions set forth in Article VIII (other than those conditions that are to be satisfied at the Closing), or on such other date or at such other time and place as the parties hereto mutually agree in writing (the “Closing Date”). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. The effective time of the Closing will be 12:01 a.m. Eastern Time on the Closing Date.

3.2 Deliveries by the Company. At the Closing, the Company shall deliver, or cause to be delivered, to Buyer the following items:
(a)The stock certificates representing the Shares, with duly executed stock powers attached in proper form for transfer;

(b)The payoff letters with respect to the Company Debt and any necessary UCC authorizations or other releases as may be reasonably required or as set forth in such payoff letters to evidence the satisfaction of such Company Debt, in each case, in accordance with Section 7.10;

(c)The certificate of incorporation of the Company, certified as of a recent date by the Secretary of State of Delaware, and a copy of the bylaws of the Company, certified by an officer of the Company, given by him or her on behalf of the Company and not in his or her individual capacity;

(d)A certificate of the Secretary of State of Delaware as to the good standing as of a recent date of the Company in Delaware;

(e)A certificate from an officer of the Company, given by him or her on behalf of the Company and not in his or her individual capacity, to the effect that, with respect to the Company, the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(f) have been satisfied;

(f)Written resignations of the directors, managers and certain officers (affiliated with Riverside) of the Company and the Subsidiary set forth on Schedule 3.2(f);

(g)Original corporate record books and stock or equity record books, as applicable, of the Company and the Subsidiary to the extent not in the possession of the Company or the Subsidiary as of the Closing;

(h)An affidavit issued to Buyer by an officer of the Company as required by Treasury Regulation Section 1.1445-2(c)(3) certifying that the Company has not been a United States real property holding corporation (as the term is defined in the Code and the Treasury Regulations promulgated in connection therewith) at any time during the five‑year period ending on the Closing Date, in form and substance reasonably satisfactory to Buyer;

(i)Duly executed copies of all Consents set forth on Schedule 3.2(i), in each case in form and substance reasonably satisfactory to Buyer;

(j)Evidence reasonably satisfactory to Buyer that all Liens on the assets of the Company and the Subsidiary (other than Permitted Liens) have been released in full;

(k)A true, correct and complete copy of resolutions adopted by the Company’s board of directors providing for the termination of the Company’s 401(k) Plan as contemplated by Section 7.12;

(l)The Spreadsheet in a form reasonably satisfactory to Buyer;

(m)All share certificates evidencing all of the outstanding equity securities of the Subsidiary; and

(n)A counterpart to the Escrow Agreement, duly executed by the Escrow Agent, the Seller Representative and the Company.

3.3 Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to the Seller Representative the following items:
(a)The Purchase Price and the Settlement Amounts, in each case, paid in accordance with Section 2.2 to the Person(s) entitled thereto;

(b)A counterpart to the Escrow Agreement, duly executed by Buyer; and

(c)A certificate of an officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, to the effect that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been satisfied.

3.4 Termination of Company Stockholders Agreement. Effective as of the Closing, the Sellers hereby agree with the Company that the Stockholders Agreement, dated as of July 12, 2013 (as amended, modified or supplemented from time to time, the “Company Stockholders Agreement”), by and among the Company, Riverside and the Investors (as defined therein), shall terminate without further action of the parties thereto in accordance with Section 6.10 thereof. Each Seller hereby gives any consents or waivers that are reasonably required for the consummation of the Share Purchase under the Company Stockholders Agreement.

3.5 Option Exercises. Each of the parties hereto, including each of the Optionholders, agrees that if any Optionholder exercises any Options on or after the Effective Date but prior to the Closing, such Optionholder, with respect to the shares of Common Stock acquired pursuant to such exercise, shall be deemed to be a Stockholder with respect thereto, and the shares of Common Stock acquired by such Optionholder pursuant to such exercise shall be deemed to be part of the Shares, for all purposes under this Agreement and the Ancillary Agreements.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the applicable Schedules (it being understood that any matter disclosed in any Schedule shall only be deemed to be disclosed on such Schedule and shall not be deemed to be disclosed on any other Schedule unless such disclosure is expressly cross referenced therein), the Company represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:
4.1 Organization and Standing; Authority. The Company and the Subsidiary are each duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation. The Company and the Subsidiary are each duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on the Company. The Company and the Subsidiary each have the corporate power and authority to own, operate and lease their respective properties and to carry on the business of the Company and the Subsidiary as currently conducted. The Company has delivered or made available to Buyer true and complete copies of the organizational documents of the Company and the Subsidiary as currently in effect, including the certificate of incorporation, bylaws and other organizational documents of the Company and the Subsidiary (collectively, the “Charter Documents”). Neither the Company nor the Subsidiary is in violation of their respective Charter Documents. Schedule 4.1 sets forth a true, correct and complete list of (a) the names of the members of the board of directors of the Company and the Subsidiary, (b) the names of the members of each committee of the board of directors of the Company and the Subsidiary and (c) the names and titles of the officers of the Company and the Subsidiary. The Company has the corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action on the part of the Company. This Agreement has been, and, as of the Closing Date, all Ancillary Agreements to which the Company is or will be a party have been, duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as limited by: (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect; and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (the immediately preceding clauses (a) and (b), collectively, the “General Enforceability Exceptions”). The holders of 100% of the Company’s outstanding shares of capital stock have executed this Agreement, and no further vote of the holders of shares of capital stock of the Company shall be required, including under the Charter Documents or applicable Law in connection with the execution, delivery or performance of this Agreement by the Company, the Stockholders or any other holders of any equity securities of the Company or the consummation of the transactions contemplated hereby. The board of directors of the Company, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote thereof, has (i) approved this Agreement and approved the transactions contemplated hereby and determined that this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein, are in the best interests of the Company and the holders of capital stock of the Company and (ii) approved this Agreement in accordance with the provisions of applicable Law and the Company’s Charter Documents.

4.2 Capitalization.

(a)     The authorized capital stock of the Company consists solely of 30,000.00000 shares of Common Stock, of which 23,025.00000 shares are issued and outstanding as of the Effective Date, and such issued and outstanding shares are duly authorized, validly issued, fully paid and nonassessable, and are free of any Liens, outstanding subscriptions, preemptive rights, rights of first refusal or “put” or “call” rights created by applicable Law, the Charter Documents or any Contract to which the Company is a party or by which the Company or any of its assets is bound, in each case, other than the Company Stockholders Agreement. The Company holds no treasury shares. As of the Effective Date, other than the Shares, there are no other issued and outstanding shares of capital stock of the Company and no outstanding commitments or Contracts to issue any shares of capital stock of the Company, other than pursuant to the exercise of Options under the Option Plan that are outstanding as of the Effective Date and the Company Stockholders Agreement. As of the Closing, the Shares will constitute all of the issued and outstanding shares of capital stock of the Company. Immediately after the Closing, Buyer will own all of the outstanding securities of the Company free and clear of all Liens. Other than the Options and the agreements and documents relating thereto and the Company Stockholders Agreement, there are no: (i) outstanding securities convertible or exchangeable into shares of capital stock of the Company; (ii) options, warrants, calls, subscriptions, stock appreciation rights, conversion privileges, preemptive rights or other rights, Contracts or commitments obligating the Company to issue, transfer or sell, or to which the Company provides for the purchase or acquisition from the Company of, any shares of capital stock of the Company or any securities or debt convertible into or exchangeable for shares of capital stock of the Company, or obligating the Company to grant, extend or enter into any such securities or rights; or (iii) voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its shares of capital stock. Other than the Company Stockholders Agreement, the Charter Documents of the Company do not provide, and the Company is not a party to or otherwise bound by any

Contract providing, registration rights, rights of first refusal, preemptive rights, co-sale rights or other similar rights or other restrictions applicable to any outstanding securities of the Company.

(b)     Schedule 4.2(b) accurately sets forth, as of the Effective Date, a true, correct and complete list of the holders of capital stock of the Company, including the Stockholders, that are the registered owners of any Shares and the number and type of such Shares so owned by such holder of capital stock of the Company. As of the Effective Date, the number of such Shares set forth as being so owned by such Person on Schedule 4.2(b) constitute the entire interest of record of such person in the issued and outstanding shares of capital stock or voting securities of the Company and no such shares shall be issued or outstanding as of the Closing Date that are not set forth on Schedule 4.2(b), except for Shares issued pursuant to the exercise of outstanding Options listed on Schedule 4.2(c). During the five (5) year period prior to the date hereof, the Company has not declared or paid any dividends on any shares of capital stock except as set forth on Schedule 4.2(b). There is no Liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act or the rules and regulations promulgated thereunder, any other applicable Law or “blue sky” laws, any shares of capital stock, any equity interests or any other securities of the Company. All issued and outstanding shares of capital stock of the Company and Options were issued in compliance with all applicable Laws and all requirements set forth in the Charter Documents and any applicable Contracts to which the Company is a party or by which the Company or any of its assets are bound.

(c)     As of the Effective Date, the Company has reserved 3,454.00000 shares of Common Stock of the Company for issuance to employees, non-employee directors and contractors pursuant to the Option Plan, of which 3,454.00000 shares of Common Stock of the Company are subject to outstanding and unexercised Options, and 0.00000 shares of Common Stock of the Company have been issued upon the exercise of Options granted under the Option Plan and 0.00000 options to purchase shares of Common Stock of the Company remain available for issuance thereunder. Schedule 4.2(c) sets forth, as of the Effective Date, a true, correct and complete list of all outstanding Options, whether or not granted under the Option Plan, including the holders thereof and the number of shares of Common Stock of the Company subject to each Option, the “date of grant” of such Option, and the exercise price per share. In addition, Schedule 4.2(c) indicates which holders of outstanding Options are not employees of the Company or the Subsidiary. A true, correct and complete copy of the Option Plan, all Contracts and instruments relating to or issued under the Option Plan (including executed copies of all Contracts relating to each Option and the shares of Common Stock purchased under such Option) have been provided to Buyer, and such Option Plan and such Contracts have not been amended, modified or supplemented since being provided to Buyer, and there are no Contracts, understandings or commitments to amend, modify or supplement such Option Plan or such Contracts in any case from those provided to Buyer. The terms of the Option Plan permit the treatment of Options as provided in this Agreement. Other than the Option Plan, the Company has no other option plans. No Option is an “incentive stock option” within the meaning of Section 422 of the Code. No option grant under the Option Plan was exercised as to any unvested portion of the option.

(d)    The allocation of the Purchase Price set forth in this Agreement and as reflected on the Spreadsheet, is and shall be in accordance with the Charter Documents of the Company, applicable Law and all other Contracts among the Company and any holder of securities of the Company. The information contained in the Spreadsheet with respect to the number and type of outstanding securities of the Company as of the Closing, and the registered holders thereof, will, in each case, be true and accurate.

4.3    The Subsidiary. The Subsidiary is the only Person in which the Company owns, directly or indirectly, any equity or ownership interest or other interest convertible into or exchangeable for any equity or ownership interest. One hundred (100) membership units of the Subsidiary are issued and outstanding as of the Effective Date (the “Subsidiary Interests”), and such Subsidiary Interests are duly authorized, validly issued, fully paid and nonassessable, and issued in accordance with applicable Law. The Company owns all issued and outstanding Subsidiary Interests free and clear of all Liens and free of any restriction on the right to vote, sell, transfer or otherwise dispose of such Subsidiary Interests, other than Liens arising under the Company Debt. There are no authorized or outstanding options, warrants, calls, subscriptions, stock appreciation rights, conversion privileges, preemptive rights, or other rights relating to the Subsidiary Interests or with respect to which the Subsidiary may be obligated to issue or sell any of its equity or ownership interests or other interest convertible into or exchangeable for any equity or ownership interest. There are no outstanding obligations to repurchase, redeem or otherwise acquire any outstanding Subsidiary Interests.

4.4     No Conflict; Required Filings and Consents.

(a)     Neither the execution and delivery of this Agreement or any Ancillary Agreement by the Sellers or the Company, nor the consummation by the Sellers or the Company of the transactions contemplated hereby or thereby, nor compliance by the Sellers or the Company with any of the provisions hereof or thereof, will: (i) conflict with or result in a breach of any provisions of any of the Charter Documents of the Company or the Subsidiary; (ii) except as set forth on Schedule 4.4(a), constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the loss of any rights under or the creation or imposition of a Lien upon any property or assets of the Company or the Subsidiary pursuant to, or require the obtaining by the Company or the Subsidiary of any Consent under any Contract to which any of them is a party or by which any of them or their respective properties or assets may be subject (including any Consent required to be obtained by the Company or the Subsidiary in order to keep such Contract in effect following the consummation of the Share Purchase or in order for the Company or the Subsidiary not to be in breach or violation of any such Contract) and that would, in any such event, be material to the Company and the Subsidiary, taken as a whole; or (iii) violate any Order or Law applicable to the Company or the Subsidiary or any of their respective properties or assets in any material respect.

(b)    Except as set forth on Schedule 4.4(b), or as may be required under the HSR Act, no Consent is required to be obtained by the Company or the Sellers for the consummation by the Sellers or the Company of the transactions contemplated by this Agreement that if not obtained would have a Material Adverse Effect on the Company.

(c)    Except with respect to the HSR Filing, no Consent, Order or authorization, release or waiver of, or registration, declaration or filing with, or notice to, any Governmental Authority is necessary or is required to be made or obtained by the Company or the Subsidiary to enable the Company to lawfully execute and deliver, enter into and perform its obligations under this Agreement and each of the Ancillary Agreements or to consummate the Share Purchase and the other transactions contemplated hereby or thereby.

4.5    Financial Statements; No Undisclosed Liabilities.

(a)    Copies of the following financial statements have been delivered to Buyer or have been made available to Buyer for its review and are set forth on Schedule 4.5(a): (i) the audited consolidated balance sheet of the Company and as of December 31, 2017, and the related audited consolidated statements of operations, stockholders’ equity, and cash flows for the calendar year then ended, together with the notes thereto, together with the notes thereto (the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiary as of March 31, 2018 (such date, the “Balance Sheet Date” and such balance sheet, the “Company Balance Sheet”), and the related unaudited consolidated statement of operations for the 3-month period then ended (the “Interim Financial Statements” and, collectively with the Audited Financial Statements, the “Company Financial Statements”).

(b)    The Audited Financial Statements (i) have been prepared in accordance with GAAP in all material respects and applied on a consistent basis throughout the periods involved and (ii) fairly present, in all material respects, the financial position, and results of operations, stockholders’ equity, and cash flows of the Company and the Subsidiary, on a consolidated basis, as of the dates and for the periods indicated. Except as set forth on Schedule 4.5(b), the Interim Financial Statements (x) have been prepared by management of the Company in accordance with GAAP in all material respects and applied on a consistent basis throughout the periods involved (except for the absence of footnote disclosure and any year‑end adjustments in the ordinary course consistent with past practice) and (y) fairly and accurately present, in all material respects, the financial position and results of operations of the Company and the Subsidiary, on a consolidated basis, as of the dates and for the periods indicated. The Company Financial Statements were derived from the books and records of the Company.

(c)    Neither the Company nor the Subsidiary has any Liabilities of any nature that are required to be reflected in the Company Financial Statements in accordance with GAAP other than (i) those set forth or adequately provided for on the Company Balance Sheet, (ii) those incurred in the conduct of the Company’s business since the Balance Sheet Date in the ordinary course of business that are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount to the Company and the Subsidiary, taken as a whole, and do not result from any breach of Contract or warranty or from any infringement, tort or violation of applicable Law, (iii) executory obligations pursuant to the express terms of any Contract that do not result from any breach of such Contract and (iv) those Liabilities incurred by the Company in connection with the execution of this Agreement (including Selling Expenses). Except for Liabilities reflected in the Financial Statements, the Company has no off-balance sheet Liability required to be reflected in the Company Financial Statements in accordance with GAAP to any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied.

(d)    Schedule 4.5(d) sets forth the names and locations of all banks and other financial institutions at which the Company or the Subsidiary maintains accounts and the names of all Persons authorized to make withdrawals therefrom.

(e)    The accounts receivable of the Company and the Subsidiary (the “Accounts Receivable”) as reflected on the Company Balance Sheet and as will be reflected in the Estimated Closing Statement, arose in the ordinary course of business and represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof within a time period consistent with past practice relating thereto, less an amount not in excess of the allowance for doubtful accounts provided for in the Company Balance Sheet or in the Estimated Closing Statement, as the case may be. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practice and are sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. The Accounts Receivable arising after the Balance Sheet Date and before the Closing Date, including all Accounts Receivable reflected in the Net Working Capital, (i) arose or shall arise in the ordinary course of business, (ii) represented or shall represent bona fide claims against debtors for sales and other charges; and (iii) have been collected or are collectible in the book amounts thereof within a time period consistent with past practice relating thereto, less allowances for doubtful accounts and warranty returns determined in accordance with GAAP consistently applied and the Company’s past practice that are or shall be sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. As of the Effective Date, none of the Accounts Receivable are subject to any claim of offset, recoupment, set-off or counter-claim and, to the Company’s Knowledge, there are no facts or circumstances (whether asserted or unasserted) that would give rise to any such claim. No material amount of Accounts Receivable is contingent upon the performance by the Company of any obligation or Contract other than normal warranty repair and replacement. No Person has any Lien on any Accounts Receivable, and no agreement for deduction or discount has been made with respect to any such Accounts Receivable. Schedule 4.5(e) sets forth, as of the Effective Date, an aging of the Accounts Receivable in the aggregate and by customer. Schedule 4.5(e) sets forth, as of the Effective Date, such amounts of Accounts Receivable that are subject to asserted warranty claims by customers.

(f)    Each item of Inventory of the Company or the Subsidiary (i) is free of any material defect or deficiency; (ii) is in good, usable and currently marketable condition in the ordinary course of business consistent with past practice (subject, in the case of raw materials and work-in-process, to the completion of the production process); and (iii) is properly reflected in the books and records at the lesser of cost and fair market value, with adequate obsolescence reserves, all as determined in accordance with GAAP. Since the Balance Sheet Date, there have not been any write-downs of the value of, or establishment of any reserves against, any Inventory of the Company or the Subsidiary, except for write-downs and reserves in the ordinary course of business consistent with past practice.

(g)    Schedule 4.5(g) sets forth a true, correct and complete list of all Company Debt, including, for each item of Company Debt, the agreement governing such item of Company Debt.

4.6    Taxes. Except as set forth on the applicable subsection of Schedule 4.6:

(a)    The Company and the Subsidiary have each filed all income Tax Returns and all other material Tax Returns that it was required to file and has paid all Taxes due and payable (whether or not shown thereon as due and owing). All such Tax Returns are correct and complete in all material respects. The Company has delivered or made available to Buyer or its counsel true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or the Subsidiary, in each case for any Taxable period the statute of limitations for which has not expired.

(b)    The Company Financial Statements reflect all Liabilities for unpaid Taxes of the Company and/or the Subsidiary for periods (or portions of periods) through the Balance Sheet Date. Neither the Company nor the Subsidiary has any Liabilities for unpaid Taxes accruing after the Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Balance Sheet Date.

(c)    Neither the Company nor the Subsidiary has been or will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Closing.

(d)    Neither the Company nor the Subsidiary is a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement nor does the Company or the Subsidiary have any Liabilities or potential Liabilities to another party under any such agreement, in each case, other than any Commercial Tax Agreement.

(e)    Neither the Company nor the Subsidiary will be required to include in income, or exclude any item of deduction from, Taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received prior to the Closing outside the ordinary course of business.

(f)    either the Company nor the Subsidiary has any Liability for Taxes arising from Section 965 of the Code.

(g)    The Company and the Subsidiary are in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of all applicable transfer pricing laws, including the Treasury Regulations promulgated under Section 482 of the Code.

(h)    Neither the Company nor the Subsidiary is, nor has been in the last five (5) years, a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company and each Subsidiary has filed with the Internal Revenue Service all statements, if any, that are required under Section 1.897-2(h) of the Treasury Regulations.

(i)    Neither the Company nor the Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j)    Neither the Company nor the Subsidiary has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(k)    Neither the Company nor the Subsidiary is a party to any Tax allocation or sharing agreement, in each case, other than any Commercial Tax Agreement.

(l)    The Company and the Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid by the Company or the Subsidiary to any employee, independent contractor, creditor, stockholder, or other third party.

(m)    There are no Liens for unpaid Taxes on the assets of the Company or the Subsidiary, except for Permitted Liens.

(n)    There is no Action, or, to the Company’s Knowledge, investigation or examination, pending with respect to the Company or the Subsidiary in respect of any Tax.

(o)    Neither the Company nor the Subsidiary: (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company); or (ii) has any Liability for Taxes of any Person (other than the Company and the Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract other than any Commercial Tax Agreement.

(p)    No written claim has been made by a Taxing Authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns such that the Company or the Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(q)    Neither the Company nor the Subsidiary has engaged in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011‑4(b)(2).

4.7     Title to Properties. The Company or the Subsidiary has good and valid title to all of the properties and assets, tangible or intangible, reflected in the Interim Financial Statements as being owned by the Company or the Subsidiary, free and clear of all Liens, except for Permitted Liens, excluding properties and assets sold or disposed of by the Company or the Subsidiary since the Balance Sheet Date in the ordinary course of business consistent with past practice, or with respect to leased properties and assets, valid leasehold interests in such properties and assets that accord the Company or the Subsidiary valid leasehold possession of the properties and assets that are the subject of such leases, free and clear of all Liens, except for Permitted Liens. The assets and properties owned or leased by the Company and the Subsidiary (a) constitute all of the assets and properties that are necessary for the Company and the Subsidiary to conduct, operate and continue the conduct of the business of the Company and the Subsidiary as currently conducted, and (b) constitute all of the assets and properties that are used in the conduct of the business of the Company and the Subsidiary as currently conducted.

4.8    Real Property.

(a)    Neither the Company nor the Subsidiary owns any Real Property.

(b)    Schedule 4.8(b) contains a listing of all of the Real Property leased by the Company or the Subsidiary (the “Leased Real Property”). The Real Property listed on Schedule 4.8(b) comprises all Real Property used in the conduct of the business and operations of the Company and the Subsidiary as currently conducted. All Leased Real Property is held under leases or subleases (collectively, the “Real Property Leases”) that are, in all material respects, valid instruments, enforceable in accordance with their respective terms, except as limited by the General Enforceability Exceptions. There is no default or breach by the Company or the Subsidiary, as applicable, or, to the Company’s Knowledge, any other party, in the timely performance of any obligation to be performed or paid under any such Real Property Lease or any other material provision thereof. The Company has provided Buyer with true, correct and complete copies of all Real Property Leases, including all modifications, amendments and supplements thereto.

4.9    Compliance with Laws. Except as set forth on the applicable subsection of Schedule 4.9:

(a)    The Company and the Subsidiary are, and for the past five years have been, in material compliance, with all applicable Laws and Orders.

(b)    Neither the Company nor the Subsidiary has received written notification or, to the Company’s Knowledge, other communication from any Governmental Authority (i) asserting that the Company or the Subsidiary is not in compliance with any Law, Permit or Order or (ii) revoking, withdrawing, suspending, cancelling, terminating or effecting such other material adverse modification to, threatening to revoke, withdraw, suspend, cancel, terminate or effect such other material adverse modification to, any material Permit owned or held by the Company or the Subsidiary.

(c)    All materials, products and services distributed or marketed by the Company or the Subsidiary have made all material disclosures to users or customers required by applicable Law, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.

(d)    None of the Company, the Subsidiary, or any Person acting for or on behalf of the Company, or on behalf of the Subsidiary, has taken any action directly or indirectly in furtherance of an offer, payment, promise to pay, or authorization or approval of any bribe, payoff, influence payment, kickback, or other similar payment to any Person (including any Governmental Authority (or employee or representative thereof)), government owned or controlled enterprise, public international organization, political party and candidate for public office), regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for business or Contracts secured, (ii) to pay for favorable treatment for business or Contracts secured, (iii) to obtain special concessions or for special concessions already obtained, (iv) to improperly influence or induce any act or decision, (v) to secure any improper advantage, or (vi) in violation of applicable Law (including the U.S. Foreign Corrupt Practices Act). The Company has established internal controls and procedures to promote and achieve compliance by the Company and the Subsidiary with the U.S. Foreign Corrupt Practices Act and with the matters described in the representation and warranty contained in the first sentence of this Section 4.9(d). Neither the Company nor the Subsidiary has conducted or initiated an internal investigation, made a voluntary or other disclosure to a Governmental Authority, or been the subject of any legal proceedings or governmental investigation or inquiries or received any notice or citation from any Governmental Authority, in each case, related to alleged violations of applicable criminal law including anti-bribery and anti-money laundering laws such as the U.S. Foreign Corrupt Practices Act. No governmental official and no family member of a governmental official (i) holds or will hold an ownership or other economic interest, direct or indirect in the Company or the Subsidiary, (ii) serves as a representative of the Company or the Subsidiary, or (iii) will receive any improper economic benefit from the Company or the Subsidiary as a result of the Share Purchase or the other transactions contemplated hereby.

(e)    Neither the Company, nor the Subsidiary, nor any employees of the Company or the Subsidiary is acting on the Company’s or the Subsidiary’s behalf, nor to the Company’s Knowledge, any agents acting on behalf of the Company or the Subsidiary: (i) has been or is designated on the OFAC Specially Designated Nationals and Blocked Persons List, Commerce’s Denied Persons List or Entity List, and the State Department’s Debarred List or other similar lists maintained by applicable jurisdictions, (ii) has participated in any transaction involving such designated Person, or any country subject to an embargo or substantial restrictions on trade under the U.S. sanctions administered by OFAC, (iii) has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable U.S. export control or economic sanctions laws, regulations, or orders administered by OFAC, Commerce, or the State Department, or (iv) has participated in any transaction connected with any purpose prohibited by U.S. export control and economic sanctions laws, including, without limitation, support for international terrorism and nuclear, chemical, or biological weapons proliferation.

4.10    Permits. The Company and the Subsidiary have and hold all material Permits that are required in connection with their respective businesses as currently conducted.  With respect to the products listed on the Summary Product Development Pipeline (“Pipeline Products”), the Company and Subsidiary have made, or have started to make, commercially reasonable efforts to obtain, to the extent the Key Employees reasonably believe it is necessary to commence such efforts prior to the Closing Date, the material Permits required for such Pipeline Products that the Key Employees intend for the Company to sell.

4.11    Employee Benefit Plans.

(a)    Schedule 4.11(a) sets forth a complete list of: (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA; (ii) all other material employment, consulting, severance pay, salary continuation, bonus, incentive, change in control, stock option, other equity incentive, retirement, pension, profit sharing, medical, dental, other health and welfare, or deferred compensation plans, contracts, programs, funds or arrangements of any kind; and (iii) all other material employee benefit plans, contracts, programs, funds or arrangements, in each case, in respect of any current employees of the Company and the Subsidiary (or former employees to the extent the Company or the Subsidiary could have any remaining Liability thereunder) that are sponsored or maintained by the Company or the Subsidiary or with respect to which the Company or the Subsidiary is required to make payments, transfers, or contributions or otherwise has or could have any Liability (all of the above being hereinafter referred to as “Employee Plans”).

(b)    Except as set forth on Schedule 4.11(b), copies of the following materials have been made available to Buyer: (i) all current plan documents for each Employee Plan (or a written description of any Employee Plan that has not been reduced to writing); (ii) all determination letters from the IRS with respect to any of the Employee Plans; (iii) all current summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to the Employee Plans; (iv) all current trust agreements and insurance contracts relating to the funding or payment of benefits under any Employee Plan; (v) all material correspondence to or from any Governmental Authority received in the last three years relating to an Employee Plan, and (vi) all discrimination test results for the most recent three plan years.

(c)    Each Employee Plan has been maintained, operated, and administered in all material respects in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws. Each Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a currently effective favorable determination letter from the IRS as to its qualified status (or the qualified status of the master or prototype form on which it is established).

(d)    There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any material Liability or excise Tax under ERISA or the Code being imposed on the Company.

(e)    Neither the Company nor any member of the Controlled Group currently or at any time in the past six years has maintained, sponsored, contributed to, or had an obligation to contribute to a plan subject to Title IV of ERISA, a plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, or a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code. Neither the Company nor the Subsidiary currently or at any time in the past has maintained or sponsored a plan described in Section 413 of the Code.

(f)    With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. Neither the Company nor the Subsidiary is subject to any liability for noncompliance or any excise tax or penalty under Sections 4971 through 4980H of the Code or Title I of ERISA.

(g)    No Employee Plan provides, or reflects or represents any liability to provide, benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company or any member of the Controlled Group other than (i) coverage mandated by Part 6 of Title I of

ERISA or Section 4980B of the Code or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(h)    There is no pending, or to the Company’s Knowledge, threatened audit, assessment, Action, or investigation of any kind before any Governmental Authority with respect to any Employee Plan (other than routine claims for benefits).

(i)    Except as expressly contemplated by this Agreement, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Employee Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Employee Plan, or (iii) trigger any obligation to fund any Employee Plan, in each case, except as set forth on Schedule 4.11(i).

(j)    Except as set forth on Schedule 4.11(j), no amount or benefit that could be received (whether in cash or property or the vesting of property or the forgiveness of debt or otherwise) as a result of any of the transactions contemplated by this Agreement by any current or former employee, officer, consultant or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(k)    No Employee Plan has failed to comply with Section 409A of the Code in a manner that would result in any tax, interest or penalty thereunder. No Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code. Neither the Company nor the Subsidiary has any liability or obligation to pay or reimburse any taxes, or related penalties or interest, that may be incurred pursuant to Code Section 4999 or Code Section 409A.

(l)    No Employee Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.

4.12    Material Contracts.

(a)    Set forth on Schedule 4.12(a) is a list, divided by the appropriate subsection set forth below, of each of the following Contracts to which the Company or the Subsidiary is a party or by which any of their respective properties or assets are bound (other than Contracts related to the Real Property and the Employee Plans) as of the Effective Date (the “Material Contracts”):
(i)each partnership, joint venture or similar Contract that has involved, or involves or contemplates, a share of revenues, profits, cash flows or losses with any other party or a payment of royalties to any other party;

(ii)each Contract providing for capital expenditures by the Company or the Subsidiary with an outstanding amount of unpaid obligations and commitments in excess of $50,000;

(iii)each Contract under which the Company or the Subsidiary makes an assignment of, or grants any license or rights under, Intellectual Property to a Person, but excluding non-disclosure agreements granting only a limited right to use the confidential information of a Person for evaluative purposes and Contracts for the sale of Company Services and Products that include only a non-exclusive license and are entered into in the ordinary course of business;

(iv)each Contract under which a Person makes an assignment of, or grants any license or rights under, Intellectual Property to the Company or the Subsidiary, but excluding (i) Contracts with current and former employees and independent contractors of the Company or the Subsidiary entered into on the Company’s or the Subsidiary’s standard form thereof (or a substantially similar form), (ii) non-disclosure agreements entered into in the ordinary course of business granting only a limited right to use the confidential information of a Person for evaluative purposes, (iii) licenses of Open Source Software, and (iv) Contracts for the license or provision of software (including software as a service) that is not incorporated into Company Services and Products and available for an aggregate annual cost of $50,000 or less;

(v)each lease, sublease, occupancy or co-location agreement or other Contract under which it is lessee of or holds or operates any items of tangible personal property or real property owned by any third party, or under which it is lessor or sublessor;

(vi)each Contract that restricts the Company or the Subsidiary from (A) engaging in any aspect of its business, (B) participating or competing in any line of business or market, (C) freely setting prices through the inclusion of most favored customer pricing provisions, (D) engaging in any business in any market or geographic area or that grants any exclusive rights, rights of refusal or rights of first negotiation rights to any party, or (E) soliciting potential employees or customers, except, in any case, for permitted use restrictions under real property leases;

(vii)each Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants, or other rights therefor, except for those Contracts either conforming to the standard Company Option agreements under the Option Plan;

(viii)each Contract with any director, officer, employee or consultant of the Company or the Subsidiary that provides for compensation in any calendar year in excess of $150,000 or is not immediately terminable by the Company or the Subsidiary without cost, advance notice or Liability;

(ix)each Contract with any company, firm or agency that provides temporary staffing, leased employees, or independent contractors to perform services for the Company or the Subsidiary;

(x)each Contract which provides for indemnification of any employee, officer, director or supplier of the Company or the Subsidiary, except for those Contracts for the purchase or sale of goods and services entered into in the ordinary course of business;

(xi)each Contract with any labor union, works council, employee representation group or similar labor organization, or any collective bargaining agreement or similar Contract with or regarding the employees of the Company or the Subsidiary;

(xii)each power of attorney;

(xiii)each Contract with a Governmental Authority or higher-tiered contractor under any Contract with a Governmental Authority; and

(xiv)each Contract that requires the Company or the Subsidiary to make or entitles the Company or the Subsidiary to receive payments equal to or more than $100,000 in any twelve (12) month period that is not terminable upon less than 30 days’ prior written notice by the Company or the Subsidiary, as applicable.

(b)    A true and complete copy of each Contract required by Section 4.12(a) to be listed on an applicable subsection of Schedule 4.12(a) has been made available to Buyer. All Material Contracts are in written form. Each of the Material Contracts is in full force and effect and is a legal, valid and binding agreement of the Company or the Subsidiary, as applicable, and, to the Company’s Knowledge, the counterparty thereto, subject only to the General Enforceability Exceptions, and there is no material default, violation or breach by the Company or the Subsidiary, as applicable, or, to the Company’s Knowledge, any other party thereto, of or under such Material Contract. There does not exist under any Material Contract, to the Company’s Knowledge, any event, occurrence, condition or act, with respect to the Company, the Subsidiary, or any other party thereto, which, with or without the giving of notice or the lapse of time, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in performance schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company or the Subsidiary under any Material Contract, or (D) the right to cancel, terminate or materially modify any Material Contract. The Company and the Subsidiary, as applicable, have performed in all material respects all of the obligations required to be performed by it prior to the Effective Date and will have performed in all material respects all of the obligations required to be performed by it prior to the Closing Date. Neither the Company nor the Subsidiary has received any written notice or, to the Company’s Knowledge, other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or materially modify, any Material Contract.

4.13    Legal Proceedings. Except as set forth on Schedule 4.13, there are no Actions or, to the Company’s Knowledge, investigations or examinations, pending or, to the Company’s Knowledge, threatened against the Company, the Subsidiary, their respective assets or properties or against any officer, director, employee or consultant of the Company or the Subsidiary in their capacities as such or relating to their employment, service or relationship to or with the Company or the Subsidiary. Neither the Company, the Subsidiary, any of their respective assets or properties nor any of their respective officers, directors, employees or consultants in their capacities as such or relating to their employment, service or relationship to or with the Company or the Subsidiary, is subject to any unsatisfied or outstanding Order. To the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to form a reasonable basis for such Action, investigation or examination against the Company, the Subsidiary or any of their respective assets or properties. Neither the Company nor the Subsidiary has any Action pending against any Governmental Authority or other Person.

4.14    Intellectual Property.

(a)    Schedule 4.14(a) sets forth a complete and accurate list of all of the following that are owned, filed in the name of, or applied for, by the Company or the Subsidiary with a Governmental Authority as of the Effective Date: (i) issued patents and pending patent applications; (ii) registered Trademarks and applications therefor; (iii) registered Copyrights and applications therefor; and (iv) Domain Names, including for each item, the name of the recorded owner, applicable jurisdiction, status, application and registration number (if applicable), and date of application or registration (if applicable) (collectively, the “Company Registered IP”). There are no pending or threatened Actions, or, to the Company’s Knowledge, investigations or examinations, before any Governmental Authority (excluding routine prosecution efforts before the United States Patent and Trademark Office or equivalent authority anywhere in the world) in which the Company Registered IP is involved. Any and all renewal and maintenance fees, annuities or other fees payable to, and any and all documents, recordations, and certificates required or necessary to be filed with, any Governmental Authority to maintain, perfect, renew, maintain, or preserve the Company Registered IP as active and due prior to the Effective Date have been paid in full, notwithstanding the availability of any grace period for such payments or filings. All of the Company Registered IP is valid, subsisting and, excluding pending applications, enforceable in accordance with applicable Law.

(b)    The Company or the Subsidiary has recorded each assignment of rights in Company Registered IP to the Company or the Subsidiary by a Person with the applicable Governmental Authority. Except as set forth on Schedule 4.14(b), the Company or the Subsidiary has good, exclusive, and valid title to the Company-Owned Intellectual Property, free and clear of all Liens, other than Permitted Liens. All Company-Owned Intellectual Property will be fully transferable, alienable and licensable by the Company or the Subsidiary following the Closing Date without restriction and without payment of any kind to any Person in the same manner and to the same extent as immediately prior to the Closing Date.

(c)    Except as set forth on Schedule 4.14(c), neither the Company nor the Subsidiary has: (i) transferred or assigned ownership of any Company-Owned Intellectual Property that was, at the time of transfer or assignment, material to the Company or the Subsidiary; (ii) granted any exclusive license of or exclusive right to Company-Owned Intellectual Property; (iii) authorized or agreed to joint ownership of Company-Owned Intellectual Property; or (iv) permitted the Company’s or the Subsidiary’s rights in any Company-Owned Intellectual Property to lapse or enter the public domain.

(d)    No Company-Owned Intellectual Property or Company Services and Products are (i) subject to any order, decree, or judgment of a Governmental Authority restricting the use, transfer, or licensing thereof by the Company or the Subsidiary, or which may affect the validity, use or enforceability of such Company-Owned Intellectual Property or Company Services or Products, (ii) the subject of any current Action or, to the Company’s Knowledge, investigation or examination, and, to the Company’s Knowledge, no Action, investigation or examination is threatened against the Company or the Subsidiary involving the Company-Owned Intellectual Property, except for office actions by the applicable Governmental Authorities in the normal course of prosecution efforts to register the Company Registered IP listed on Schedule 4.14(a).

(e)    Except as set forth on Schedule 4.14(e), the operation of the business of the Company and the Subsidiary, including the design, development, manufacture, use, import, sale licensing or other exploitation of the Company Services and Products, has not infringed, violated, diluted, or misappropriated any Intellectual Property of any Person or constituted unfair competition or trade practices under applicable law and does not infringe, violate, dilute, or misappropriate any Intellectual Property of any Person or constitute unfair competition or trade practices under applicable law. Except as set forth on Schedule 4.14(e), there are no, and have been no, Actions, or the Company’s Knowledge, investigations or examinations, alleging any such infringement, misappropriation, violation, dilution, unfair competition or trade practices by the Company or the Subsidiary and neither the Company nor the Subsidiary has received written notice from any Person with respect thereto. Neither the Company nor the Subsidiary has received notice from any Person alleging that the Company or the Subsidiary is obligated or has a duty to defend, indemnify, or hold harmless any other Person with respect to, or has assumed any Liabilities or is otherwise responsible for, any such allegations of infringement, misappropriation, violation, dilution, unfair competition or trade practices.

(f)    Except as set forth on Schedule 4.14(f), to the Company’s Knowledge, no Person has infringed, violated, diluted, or misappropriated, or is infringing, violating, diluting, or misappropriating, any Company-Owned Intellectual Property. Neither the Company nor the Subsidiary has provided any Person with any notice alleging such infringement, violation, dilution, or misappropriation and there are no, and have been no Actions, or, to the Company’s Knowledge, investigations or examinations, to which the Company or the Subsidiary is or was a party with respect to any such infringement, violation, dilution, or misappropriation.

(g)    Neither this Agreement nor the transactions contemplated hereby will result in, or give any other Person the right or option to cause, pursuant to any Contract to which the Company or the Subsidiary is a party: (i) a loss of, or imposition of any Lien on, any Company-Owned Intellectual Property or Intellectual Property owned by Buyer or its Affiliates; (ii) any Person being granted rights or access to, or the placement in or release from escrow, of any Technology, including Company Source Code; (iii) the Company, the Subsidiary, Buyer or any of Buyer’s Affiliates granting or assigning to any Person any right in or license to any Intellectual Property; (iv) the Company, the Subsidiary

Buyer or any of Buyer’s Affiliates being bound by, or subject to, any non-compete or other contractual restriction on the operation or scope of their business; (v) the termination or material alteration of the Company’s or the Subsidiary’s right in or to any Company-Owned Intellectual Property or Buyer’s or Buyer’s Affiliates’ rights in or to any Intellectual Property owned by Buyer or Buyer’s Affiliates; or (vi) the Company, the Subsidiary, Buyer or any of Buyer’s Affiliates being obligated to pay any royalties or other amounts to any Person in excess of those payable by the Company or the Subsidiary prior to the Closing Date.

(h)    Each of the Company and the Subsidiary takes and has taken at all times reasonable steps to protect the rights of the Company or the Subsidiary in their confidential information and trade secrets, and any confidential information or trade secrets of third parties provided to the Company or the Subsidiary under an obligation of confidentiality (collectively, “Confidential Information”). Without limiting the foregoing, neither the Company nor the Subsidiary has disclosed material Confidential Information except pursuant to a written agreement or contract containing customary non-disclosure and confidentiality restrictions. To the Company’s Knowledge, no current or former employee, consultant, or independent contractor of the Company or the Subsidiary has either misappropriated or disclosed without authorization any such Confidential Information.

(i)    Each of the Company and the Subsidiary has required each current and former employee, consultant, and independent contractor who is or was involved in, or has participated in or contributed to, the conception, development, authoring, creation, or reduction to practice of any material Intellectual Property for or on the behalf of the Company or the Subsidiary to execute a valid and enforceable agreement in the applicable form(s) set forth in Schedule 4.14(i) or such other form(s) that is similar in all material respects with the form(s) set forth on Schedule 4.14(i) that assigns to the Company or the Subsidiary all of such employee’s, consultant’s, or independent contractor’s right, title, and interest in and to such Intellectual Property, and all such current and former employees, consultants, and independent contractors have executed such an agreement. To the Company’s Knowledge, (i) no such employee, consultant, or independent contractor is, or has been in, breach of such agreements and (ii) no current or former employee, consultant, or independent contractor of the Company or the Subsidiary is bound by any agreement restricting such employee, consultant, or independent contractor from performing such employee’s, consultant’s, or independent contractor’s duties for the Company or the Subsidiary or in breach of any agreement with any former employer or other Person concerning Intellectual Property or confidentiality due to such employee’s, consultant’s, or independent contractor’s activities as an employee, consultant, or independent contractor of the Company or the Subsidiary.

(j)    No funding of a Governmental Authority, or funding, facilities or resources of a university, college, hospital, military, other educational institution or research center or direct funding from third parties was used in the creation or development of any Company Services and Products or Company-Owned Intellectual Property. To the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company or the Subsidiary, who was involved in, or who contributed to, the creation or development of any Company Services and Products or Company-Owned Intellectual Property, has performed services for a Governmental Authority, university, college, hospital, military, or other educational institution or research center during a period of time (or for the one year period preceding the period of time) during which such employee, consultant or independent contractor was also performing services for the Company or the Subsidiary.

(k)    Neither the Company nor the Subsidiary has participated in any standards setting process nor made or undertaken any commitment or obligation to license, or offer to license, any Intellectual Property as a result of or in connection with its participation in any standards-setting process.

(l)    Schedule 4.14(l) sets forth a list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Company Services and Products or distributed by or on behalf of the Company or the Subsidiary, and for each such item of Open Source Software: (i) the name and version number of the Open Source Software; (ii) the name and version number of the applicable license; (iii) the manner in which such Open Source Software is used in, incorporated into, integrated or bundled with any Company Services and Products (including, as applicable, the manner and extent to which such item of Open Source Software interoperates with any Company Services and Products, such as by static or dynamic linking, inheritance, pipes, files, APIs, function calls, etc.); (iv) whether such Open Source Software was modified by or on behalf of the Company or the Subsidiary; and (v) whether such Open Source Software was distributed by or on behalf of the Company or the Subsidiary. Each of the Company and the Subsidiary is in compliance with all licenses for Open Source Software used by the Company or the Subsidiary in any manner. Neither the Company nor the Subsidiary uses or has used any Open Source Software or any modification or derivative thereof in a manner that would condition the license governing such Open Source Software on the Company’s or the Subsidiary’s (A) distributing or disclosing Company Services and Products or other Technology in source code form; (B) licensing the Company Services and Products or other Technology or Intellectual Property for the purpose of making modifications or derivative works; or (C) licensing or distributing the Company Services and Products or other Technology or Intellectual Property at no charge.

(m)    Schedule 4.14(m) sets forth a complete and accurate list of: (i) each Person (other than current employees of the Company or the Subsidiary) that has a copy of or right to license or possess the source code for any software used or incorporated into the Company Services and Products (such software source code, “Company Source Code”) and (ii) any Contract (including any source code escrow agreement) governing any Person’s possession of or license to Company Source Code, whether contingent or not-contingent. All of such Persons have executed valid and enforceable contracts or agreements with the Company or the Subsidiary that require such Person to maintain the confidentiality of Company Source Code, and to the Company’s Knowledge, none of such contracts or agreements has been breached. No Person has claimed or demanded that any Company Source Code that is held in escrow be delivered or released by the escrow agent, and no Company Source Code which is held in escrow has ever been delivered or released by the escrow agent to any Person other than the Company or the Subsidiary. No event has occurred and no circumstance exists that, with or without the passage of time, will entitle any Person to receive any Company Source Code from an escrow agent or otherwise.

(n)    To the Company’s Knowledge, neither the Company Services and Products nor the Company IT Systems contain or have ever contained any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm software, hardware or data (collectively, “Contaminants”). There are, and for the past three (3) years have been, no material defects, technical concerns or problems in any of the Company Services and Products that would prevent the same from performing substantially in accordance with their user specifications or functionality descriptions (collectively, “Technical Deficiencies”). Neither the Company nor the Subsidiary has received any complaints from any customers related to any Contaminants or Technical Deficiencies.

(o)    Each of the Company and the Subsidiary has taken commercially reasonable steps to protect and ensure proper operation, monitoring and use of any and all information technology and computer systems (including software, hardware and other equipment, firmware and embedded software) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, which technology and systems are used in the conduct of the business of the Company or the Subsidiary (the “Company IT Systems”). The Company IT Systems are, as a whole, adequate and sufficient, and in good working condition to effectively perform all information technology operations necessary, for the conduct of the business of the Company and the Subsidiary. Neither the Company nor the Subsidiary has experienced within the past thirty-six (36) months any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency on the part of the Company IT Systems. To the Company’s Knowledge, there have been no material unauthorized intrusions or breaches of the security of the Company IT Systems, and the data and information which they store or process has not been corrupted in any discernible manner or accessed without the authorization of the Company or the Subsidiary. Each of the Company and the Subsidiary has taken commercially reasonable steps to provide for the back-up and recovery of the data and information critical to the conduct of its business without material disruption to, or material interruption in, the conduct of its business.

(p)    Each of the Company and the Subsidiary has: (i) put in place procedures and arrangements to ensure and monitor compliance with Data Protection Legislation, including taking all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that Personal Data is protected against loss and against unauthorized access, use, modification, disclosure or other misuse; (ii) complied with all relevant requirements of Data Protection Legislation, including requests from data subjects for access to any data held and notification to the relevant data protection regulator by data controllers of the processing of Personal Data; and (iii) not received any notices or offers from the data protection regulator in any jurisdiction, a data controller or a data subject in relation to the Company or the Subsidiary and which claimed compensation under or alleged non-compliance with any Data Protection Legislation or prohibited the transfer of Personal Data pursuant to applicable law and has no reason to believe that circumstances exist that may give rise to any such notice or order. Each of the Company and the Subsidiary has complied with all of its privacy policies relating to the collection, storage, transfer and any other processing of any Personal Data collected or used by the Company or the Subsidiary in any manner.

(q)    Neither the Company, the Subsidiary nor any of their respective directors, officers, managers or employees has disclosed, provided, or transferred to, or shared with, DPA Microphones any Confidential Information or any Company-Owned Intellectual Property.

4.15    Insurance. Schedule 4.15 sets forth, as of the Effective Date, all policies of insurance (together with the name of the insurer under each such policy and the type of policy) maintained by the Company or the Subsidiary and covering the Company, the Subsidiary and/or their respective businesses, and such policies are in full force and effect, and neither the Company nor the Subsidiary has received written notice or, to the Company’s Knowledge, other communication regarding the cancellation or termination of any such insurance policies or any material premium increase with respect thereto. There are no material claims pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been timely paid, and the Company and the Subsidiary are in material compliance with the terms of such policies. The Company has made available to Buyer correct and complete copies of all such insurance policies.

4.16    Personnel.

(a)    Neither the Company nor the Subsidiary is or ever has been a party to or subject to any collective bargaining agreements. As of the Effective Date, to the Company’s Knowledge: (a) no labor union or other collective bargaining unit represents or claims to represent any of the Company’s or the Subsidiary’s employees; and (b) there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election with respect to the Company’s or the Subsidiary’s employees. During the prior three (3) years, neither the Company nor the Subsidiary has experienced any union organization attempts, labor disputes, work stoppage, strikes, picketing, or slowdowns due to labor disagreements or organizing efforts.

(b)    Schedule 4.16(b) accurately sets forth as of the Effective Date all current employees of the Company and the Subsidiary, and for each such employee, his or her: (i) employer; (ii) primary office or work location; (iii) job position, (iv) classification as full-time, part-time or seasonal, (v) classification as exempt or non-exempt under applicable state and federal overtime Laws, (vi) hourly rate of compensation or base salary (as applicable), (vii) target incentive compensation for 2018 (commission and/or bonus, as applicable), (viii) any other material compensation or allowance, (ix) accrued but unused vacation as of the date of this Agreement, (x) standard number of hours of work per week (for non-exempt and part-time employees), (xi) visa type (if any), and (xii) commencement date of employment with the Company or the Subsidiary. Except as set forth on Schedule 4.16(b), all employees of the Company or the Subsidiary based in the United States may be terminated at any time, with or without cause, with or without advance notice, and without any obligation to provide severance payments or benefits.

(c)    Schedule 4.16(c) accurately lists as of the Effective Date all independent contractors of the Company and the Subsidiary and all the Contracts of the Company or the Subsidiary with such independent contracts. The Company and the Subsidiary are in material compliance with all applicable Laws relating to the engagement of all independent contractors and leased employees. During the prior three (3) years, all independent contractors providing services to the Company or the Subsidiary have been properly classified as independent contractors for purposes of federal and applicable state tax Laws, Laws applicable to employee benefits and other Laws.

(d)    At all times during the past three (3) years, the Company and the Subsidiary have complied in all material respects with all applicable Laws relating to the employment of labor, including but not limited to Laws relating to discrimination, harassment, retaliation, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours, termination of employment, occupational safety and health, employee privacy, data privacy, and employment practices, including the Immigration Reform and Control Act, and has not engaged in any unfair labor practice. Except as set forth on Schedule 4.16(d), during the prior three (3) years, there are no and there have been no Actions, or, the Company’s Knowledge, investigations or examinations, pending or, to the Company’s Knowledge, threatened against the Company or the Subsidiary or, to the Company’s Knowledge, any of their officers, directors or employees (in their capacity as such) before any Governmental Authority concerning alleged employment discrimination, violation of any Law relating to employment, breach of any contract relating to employment or labor, or any other matters relating to the employment of labor. The Company and the Subsidiary have correctly classified all employees with respect to exempt status under the Fair Labor Standards Act and other applicable wage and hour Laws, including but not limited to Laws regarding overtime compensation, meal periods, rest breaks and minimum wage requirements. To the Company’s Knowledge, all employees of the Company and the Subsidiary are legally permitted to be employed by the Company or the Subsidiary in the jurisdiction in which such employee is employed in their current job capacities.

(e)    During the past three (3) years, neither the Company nor the Subsidiary has implemented any employee layoffs, plant closing or terminations that triggered application of the WARN Act or any analogous Law.

(f)    The Company and the Subsidiary have withheld in all material respects all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to employees, and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. During the prior three (3) years, the Company and the Subsidiary have paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. During the prior three (3) years, neither the Company nor the Subsidiary has been delinquent in the payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business). There are no pending claims against the Company or the Subsidiary under any workers compensation plan or policy or for long term disability benefits.

(g)    To the Company’s Knowledge, as of the Effective Date, no Key Employee or any group of employees of the Company or the Subsidiary has given notice to the Company or the Subsidiary that any such employee intends to terminate his or her employment with the Company or the Subsidiary within the twelve (12) months immediately following the Closing Date.

(h)    To the Company’s Knowledge, no employee of the Company or the Subsidiary is in violation in any material respect of any term of any employment agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or the Subsidiary because of the nature of the business conducted by the Company or the Subsidiary or to the use of trade secrets or proprietary information of others.

4.17    Environmental Matters. Except as set forth on the applicable subsection of Schedule 4.17:

(a)    The Company and the Subsidiary are and have been for the five years prior to the Effective Date in material compliance with all applicable Environmental Laws.

(b)    There has been no Release by the Company or the Subsidiary at the Real Property or any other location that requires cleanup or remediation by the Company or the Subsidiary, or that may reasonably result in material Liability to the Company or the Subsidiary pursuant to any Environmental Law.

(c)    Except as has been resolved prior to the Effective Date or would not reasonably be expected to result in a material Liability of the Company or the Subsidiary, neither the Company nor the Subsidiary has: (i) received written notice under the citizen suit provisions of any Environmental Law; (ii) received any written notice of violation, demand letter, complaint or claim under any Environmental Law; or (iii) been subject to or, to the Company’s Knowledge, threatened with any governmental enforcement action with respect to any Environmental Law.

(d)    The Company and the Subsidiary currently possess all material Permits required under any Environmental Law that are necessary for the Company’s and the Subsidiary’s respective activities and operations at the Real Property.

(e)    Neither the Company nor the Subsidiary has assumed by Contract or operation of Law, or otherwise agreed, to (i) indemnify or hold harmless any other Person for any material violation of any Environmental Law or any material obligation or Liability thereunder, (ii) assume any material Liability for any Release of any Hazardous Material, conduct any response, removal or remedial action with regard to any Release of any Hazardous Material, or implement any institutional controls (including any deed restrictions) regarding any existing Hazardous Materials, or (iii) give any release or waiver of Liability that would waive or impair any claim, demand, or action related to any material Release of any claim under any Environmental Law.

4.18    Conduct of Business in Ordinary Course. Except for actions taken in connection with the process of selling the Company (including preparing for and implementing the transactions contemplated by this Agreement) and except as set forth on the applicable subsection of Schedule 4.18, since the Balance Sheet Date:

(a)    the Company and the Subsidiary have conducted their respective businesses and operations in the ordinary course of business consistent with past practice;

(b)    there has not occurred any Material Adverse Effect on or with respect to the Company or the Subsidiary;

(c)    there has not occurred any damage, destruction or loss of any material property or material asset, whether or not covered by insurance; and

(d)    neither the Company nor the Subsidiary has:

(i)    incurred any Indebtedness (except for Indebtedness incurred in the ordinary course of business consistent with past practice under the Credit Facility) or issued any long term debt securities or assumed, guaranteed or endorsed such obligations of any other Person;

(ii)    (A) lent any money, other than reasonable advances to employees for bona fide travel and business expenses that are incurred in the ordinary course of business, (B) made any investments in or capital contributions to, any Person, or (C) prepaid any Company Debt;

(iii)    except for sales of products in the ordinary course of business consistent with past practice acquired, leased, licensed, transferred or disposed of, any material property or assets;

(iv)    (A) mortgaged or encumbered, or otherwise subjected to or placed any Lien on, any property or assets of the Company or the Subsidiary, other than Permitted Liens; or (B) cancelled, forgave, paid, satisfied or discharged any debts or loans owed to or claims held by the Company or the Subsidiary;

(v)    (A) paid, discharged or satisfied, in an amount in excess of $50,000 in any one case, any Liability arising otherwise than in the ordinary course of business, other than (I) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet and (II) the payment, discharge or satisfaction of Selling Expenses, or (B) made any capital expenditures, capital additions or capital improvements in an amount in excess of $50,000;

(vi)    (A) entered into any Contracts that would constitute a Material Contract, except Contracts made in the ordinary course of business consistent with past practice for the sales of Company Services and Products involving an amount payable to the Company or the Subsidiary of less than $50,000 per annum pursuant to terms that do not materially deviate from the Company’s or Subsidiary’s standard customer contract, (B) violated, terminated, amended or otherwise modified or waived any of the material terms of any Material

Contract, (C) entered into, amended, modified or terminated any Contract or waived, released or assigned any rights or claims thereunder, which would be reasonably likely to (I) adversely affect the Company or the Subsidiary in any material respect, (II) impair the ability of the Company or any of the Sellers to perform their respective obligations under this Agreement or (III) prevent or materially delay or impair the consummation of the Share Purchase and the other transactions contemplated hereby or (D) entered into any other material transaction not in the ordinary course of business consistent with past practice;

(vii)    entered into any Contracts with any Sellers, directors, officers, or Affiliates of the Company, except to the extent required by Law;

(viii)    except to the extent required by Law or any existing Contracts, (A) entered into, adopted, materially amended or terminated any Contract or Employee Plan relating to the compensation, benefits or severance of any employee or other service-provider of the Company or the Subsidiary, or (B) granted or paid any increase in base compensation or any bonus or other incentive compensation to any employee or other service-provider, or provided any increase in benefits to any employee or other service-provider, in each case other than in the ordinary course of business consistent with past practice or pursuant to annual compensation reviews in the ordinary course of business consistent with past practice;

(ix)    hired or terminated the employment of any employee with an annual salary in excess of $100,000;

(x)    accelerated the collection of accounts receivable or materially changed the manner in which the Company or the Subsidiary extends warranties, discounts or credits to customers;

(xi)    terminated, waived or released any material right of claim of the Company or the Subsidiary;

(xii)    (A) initiated any Action, investigation or examination (other than for the routine collection of bills) or (B) settled or agreed to settle any Action, investigation or examination (except where the amount in controversy does not exceed $50,000 and does not involve injunctive or other equitable relief and does not involve an admission of guilt on the part of the Company, the Subsidiary or any of their respective Affiliates, directors, officers, employees, consultants or contractors);

(xiii)    made any material change to its accounting (including Tax accounting) methods, principles or practices, except as required by GAAP;

(xiv)    merged, consolidated or reorganized with, acquired, or entered into any other business combination with, any business, corporation, partnership, limited liability company or any other Person or any division thereof, acquired a substantial portion of the assets of any such Person, business or division, or otherwise acquired or agreed to acquire any assets that are material, individually or in the aggregate, to the Company, the Subsidiary or the business of the Company or the Subsidiary, or entered into any Contract with respect to a joint venture, strategic alliance or partnership;

(xv)    made any amendment to any of the Company’s or the Subsidiary’s Charter Documents, including their respective certificates of incorporation or bylaws (or equivalent organizational documents);

(xvi)    declared, set aside or paid any dividends or distributions (whether in cash, shares or otherwise) or redeemed, repurchased or otherwise acquired any shares of capital stock or other equity interests of the Company or the Subsidiary, or made any other cash payment to any of the stockholders or securityholders of the Company, other than repurchases of stock from its employees in connection with the termination of their services pursuant to Contracts providing for such repurchase in accordance with the terms of the Company Stockholders Agreement;

(xvii)    issued, created, authorized or sold any shares of capital stock or other equity or debt interests or options, warrants, calls, stock appreciation rights, subscriptions, convertible securities or other rights to purchase or obligations to issue any shares of capital stock or other equity or debt interests of the Company or the Subsidiary or split, reverse split, reclassified, combined or subdivided the shares of capital stock or other equity or debt interests of the Company or the Subsidiary;

(xviii)    modified or changed the exercise or conversion rights, or exercise or purchase prices, of any of its shares of capital stock, any of its stock options, warrants or other securities, or accelerated or otherwise modified (A) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (B) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of first refusal held by it or any other party or any other restrictions;

(xix)    assigned any rights to, or granted any exclusive license under, Company-Owned Intellectual Property;
(xx)    taken any action (or failed to take any action) that resulted in the lapse, withdrawal, abandonment, cancellation, or expiration of any Company-Owned Intellectual Property, including the Company Registered IP (except for expiration in accordance with the statutory term);

(xxi)    made, changed or revoked any material Tax election, changed any Tax accounting method, filed any amended Tax Return, settled or compromised any audit or other proceeding relating to Tax, entered into any closing agreement with respect to Tax, extended the statute of limitations period for the assessment or collection of Tax, or surrendered any right to claim a Tax refund; or

(xxii)    agreed in writing to take any of the actions described in clauses (i) through (xxi) of this Section 4.18(d).

4.19    Customers and Suppliers.

(a)    Schedule 4.19(a)(i) sets forth the 10 largest customers of the Company and the Subsidiary on a consolidated basis (based on the dollar amount of sales to such customers) for the year ended December 31, 2017 (“Material Customers”). Except as set forth on Schedule 4.19(a)(ii), as of the Effective Date, all Material Customers continue to be customers of the Company or the Subsidiary and no Material Customer has reduced materially its business with the Company or the Subsidiary on a consolidated basis from the levels achieved during the year ended December 31, 2017 or notified the Company or the Subsidiary in writing or, to the Company’s Knowledge, orally, that it intends to terminate or materially modify existing Contracts with the Company or the Subsidiary.

(b)    Schedule 4.19(b)(i) sets forth the 10 largest suppliers of the Company and the Subsidiary on a consolidated basis (based on the dollar amount of purchaser from such suppliers) for the year ended December 31, 2017 (“Material Suppliers”). Except as set forth on Schedule 4.19(b)(ii), as of the Effective Date, all Material Suppliers continue to be suppliers of the Company or the Subsidiary and no Material Supplier has reduced materially its business with the Company or the Subsidiary on a consolidated basis from the levels achieved during the year ended December 31, 2017 or notified the Company or the Subsidiary in writing, or, to Company’s Knowledge, orally, that it intends to terminate or materially modify existing Contracts with the Company or the Subsidiary.

4.20    Corporate Documents. The Company has made available to Buyer for examination all documents listed in the Schedules or in any other exhibit or schedule called for by this Agreement, including the following: (a) copies of each of the Charter Documents and the certificates of incorporation and bylaws, or similar governance documents, of the Company and the Subsidiary, (b) the minute books containing all material records of all material consents, actions and meetings of the board of directors of the Company and the Subsidiary or similar governing body and any committees thereof and stockholders of the Company and the Subsidiary, (c) the stock ledger, option ledger and journal reflecting all stock issuances and transfers and all grants of options relating to the Company, and (d) all permits, orders and consents issued by, and filings by the Company or the Subsidiary with, any regulatory agency with respect to the Company or the Subsidiary, or any securities of the Company. The books, records and accounts of the Company and the Subsidiary (w) are in all material respects true, complete and correct, (x) have been maintained in accordance with good business practices on a basis consistent with prior years, (y) are stated in reasonable detail and accurately and fairly reflect in all material respects the transactions and dispositions of the assets and properties of the

Company and the Subsidiary, and (z) accurately and fairly reflect in all material respects the basis for the Financial Statements.

4.21    Certain Transactions and Agreements. Except as set forth on Schedule 4.21, none of the Sellers and none of the officers and directors or managers, as applicable, of the Company or the Subsidiary and, to the Company’s Knowledge, none of the employees of the Company or of the Subsidiary, nor any immediate family member of a Seller, an officer, director or employee of the Company or of the Subsidiary (an “Affiliated Person”), has any direct or indirect ownership interest in any firm or corporation that competes with, or does business with within such firm or corporation (to the extent such Affiliated Person is involved in such business with the Company or the Subsidiary), or has any contractual arrangement with, the Company or the Subsidiary (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded). Except as set forth on Schedule 4.21, none of the Sellers and none of said officers or directors of the Company or the Subsidiary, or, to the Company’s Knowledge, (a) any employees of the Company or the Subsidiary or (b) or any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any Contract with the Company or the Subsidiary, except for normal compensation for services as an officer, director, consultant or employee thereof or pursuant to benefits under the Employee Plans that have been provided to Buyer and any other ordinary course employment or restrictive covenant agreements or arrangements with the Company or the Subsidiary. Except as set forth on Schedule 4.21, none of the Sellers and none of said officers, directors, or, to the Company’s Knowledge, none of said employees or immediate family members, has any interest in any property, real or personal, tangible or intangible (including any Company-Owned Intellectual Property), that is used in, or that pertains to, the business of the Company or the Subsidiary, as currently conducted and as currently contemplated to be conducted, except such Person’s rights as a stockholder or securityholder under applicable Law or the Charter Documents of the Company.

4.22    No Brokers. Except for Intrepid Investment Bankers LLC, no broker, finder or similar agent has been employed by or on behalf of the Sellers, the Company or the Subsidiary, and no Person is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby, including the Share Purchase, for which the Company, the Subsidiary or any Seller would be obligated to pay or liable.

4.23    Export Control. Each of the Company and the Subsidiary has conducted its export transactions in accordance in all material respects with applicable provisions of United States export and re-export controls, including, to the extent applicable, the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other controls administered by the United States Department of Commerce and/or the United States Department of State and all other applicable import/export controls in other countries in which the Company or the Subsidiary conducts business. Without limiting the foregoing: (a) each of the Company and the Subsidiary has obtained all export and import licenses, license exceptions and other Consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Authority required for the business of the Company and the Subsidiary as currently conducted and as currently contemplated to be conducted for (i) the export, import and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (b) each of the Company and the Subsidiary is in material compliance with the terms of all applicable Export Approvals, (c) there is no Action, or, to the Company’s Knowledge, investigation or examination, pending or, to the Company’s Knowledge, threatened in writing, claims against the Company or the Subsidiary with respect to such Export Approvals, (d) there are no actions, conditions or circumstances pertaining to the Company’s or the Subsidiary’s export transactions that would reasonably be expected to give rise to any future claims and (e) no Export Approvals for the transfer of export licenses to Buyer, the Company or the Subsidiary are required for the business of the Company and the Subsidiary as currently conducted and as currently contemplated to be conducted, except for such Export Approvals that can be obtained expeditiously and without material cost. The Company has made available to Buyer all material written correspondence with any Governmental Authority with respect to the export control classification of any product of the Company or the Subsidiary.

4.24    Product Liability; Defects.

(a)    There are no Actions, or, to the Company’s Knowledge, investigations or examinations commenced, brought, conducted, pending, heard by or before any court or other Governmental Authority or any arbitrator or arbitration panel or threatened, notice of violation or investigation or other notice from, by or before any Governmental Authority relating to or involving any product of the Company or the Subsidiary.

(b)    There has not been, nor is there under consideration by the Company or the Subsidiary, any product recall or post-sale warning of a material nature conducted by or on behalf of the Company or the Subsidiary concerning any product of the Company or the Subsidiary. All products of the Company and the Subsidiary materially complied and comply with applicable Laws, and there have not been and there are no material defects or deficiencies in any such products. Each of the products of the Company and the Subsidiary during the two year period prior to the Effective Date have been in conformity in all material respects with the specifications for such product, all applicable contractual commitments and all applicable express and implied warranties. No product of the Company or the Subsidiary is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law. The Company has made available to Buyer a copy of each of the standard terms or end user license agreement for each of the products of the Company and the Subsidiary as in effect on the Effective Date. All services provided by the Company and the Subsidiary to any third party during the two year period prior to the Effective Date were performed in conformity in all material respects with the terms and requirements of all applicable express and implied warranties and all applicable services agreements.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants, solely with respect to itself, himself or herself, as the case may be, to Buyer as of the date hereof and as of the Closing Date as follows:
5.1    Authority, Validity and Effect. Such Seller has all requisite power and authority or capacity to enter into and perform such Seller’s obligations under this Agreement and to consummate the transactions contemplated hereby, including the Share Purchase, and this Agreement has been duly executed and delivered by such Seller pursuant to all necessary authorization and is the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by the General Enforceability Exceptions. To the extent that such Seller is not a natural person, such Seller is an entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or formation. The execution and delivery by such Seller of this Agreement and any other Ancillary Agreement to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby, including the Share Purchase, have been duly authorized by all requisite action on the part of such Seller.

5.2    Title. Such Seller: (a) is the record and beneficial owner of the Shares set forth across from such Stockholder’s name on Exhibit A attached hereto or the Options set forth across from such Optionholder’s name on Exhibit B attached hereto, as the case may be; (b) has full power, right and authority, and any approval required by Law, to make and enter into this Agreement and to sell, assign, transfer and deliver his, her or its respective Shares to Buyer, or surrender his, her or its respective Options, as the case may be; (c) has the sole right to vote or direct the voting of such Shares, at such Seller’s discretion, on any matter submitted to a vote of the equityholders of the Company and (d) has good and valid title to his, her or its respective Shares or Options, as the case may be, free and clear of all Liens, other than Liens arising under the Company Stockholders Agreement. Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, at the Closing, Buyer will acquire valid title to the Shares of such Seller set forth on Exhibit A attached hereto, free and clear of all Liens, other than Liens created by Buyer. There are no voting trusts, voting agreements, proxies, stockholder agreements or other arrangements relating to such Seller’s Shares or Options, other than the Company Stockholders Agreement.

5.3    Legal Proceedings. There are no Actions, or, to the knowledge of such Seller, investigations or examinations pending or, to the knowledge of such Seller, threatened against or by such Seller or any Affiliate thereof that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated hereby, including the Share

Purchase. No event has occurred or circumstances exist that would reasonably be expected to give rise or serve as a basis for any such Action, investigation or examination.

5.4    Brokers. Except for Intrepid Investment Bankers LLC, there is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, such Seller or any Affiliate of such Seller who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement, including the Share Purchase.

5.5    Acknowledgements. Such Seller (a) has read and understands the terms of this Agreement and the Ancillary Agreements and understands that they impose restrictions and obligations on such Seller; (b) has had an opportunity to ask all of its questions and receive answers from Buyer regarding this Agreement and the transactions contemplated hereby, including the Share Purchase; (c) has reviewed this Agreement and the Ancillary Agreements with such Person’s own Tax and legal advisors, or has had an opportunity to do so but has waived such opportunity; and (d) has relied solely on such advisors for Tax and legal advice and will be responsible for such Seller’s own Tax Liability resulting from the transactions contemplated hereby, including the Share Purchase.

5.6    Solvency. For the moment in time after giving effect to the transactions contemplated by this Agreement, including the Share Purchase, such Seller: (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its Liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable Liabilities as they become absolute and matured) and (b) will not have incurred Liabilities beyond its ability to pay as they become absolute and matured.

5.7    DPA. Solely with respect to Riverside, Riverside represents and warrants to Buyer that neither Riverside nor any of its directors, officers, managers or employees has disclosed, provided, or transferred to, or shared with, DPA Microphones any products, roadmaps, marketing and other similar information of the Company or the Subsidiary or any Company-Owned Intellectual Property (collectively, the “Product and IP Information”).

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as of the date hereof as follows:
6.1    Investment Intent. The Shares are being acquired solely for investment for Buyer’s own account, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, and Buyer has no present intention of selling, granting a participation in or otherwise distributing the same. Buyer understands that the Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Buyer’s representations as expressed herein. Buyer understands that the Shares are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, Buyer must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Buyer understands that no public market now exists for the Shares and that none of the Sellers, the Company, the Subsidiary nor any other Person has made assurances that a public market will ever exist for the Shares. Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

6.2    Organization and Standing. Buyer is a corporation duly organized under the laws of the Canton of Vaud, Switzerland, validly existing and, where such concept is recognized, in good standing under the Laws of its jurisdiction of incorporation or formation. Buyer is duly qualified to do business, and, where such concept is recognized, is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on Buyer.

6.3    Authority, Validity and Effect. Buyer has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby without obtaining any additional approvals (whether internal or third party), except for any such Consents contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by the General Enforceability Exceptions.

6.4    No Conflict; Required Consents.

(a)    Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will: (i) conflict with or result in a breach of any provisions of the articles of association, bylaws or similar governing documents of Buyer; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or assets of Buyer pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of Buyer’s properties or assets may be subject, and that would, in any such event, prevent the consummation of the Share Purchase; or (iii) violate any Order or Law applicable to Buyer or any of its properties or assets.

(b)    Other than as may be required under the HSR Act, no Consent is required to be obtained by Buyer for the consummation by Buyer of the transactions contemplated by this Agreement that if not obtained would have a Material Adverse Effect on Buyer.

6.5    Independent Investigation; No Reliance. In connection with its investment decision, Buyer or its representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Company and the Subsidiary as desired by Buyer. The purchase of the Shares by Buyer and the consummation of the transactions contemplated hereby by Buyer are not done in reliance upon any representation or warranty by, or information from, the Sellers, the Company, the Subsidiary or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article IV and Article V (in each case, as modified by the Schedules), and Buyer expressly disclaims any other representations and warranties. Such purchase and consummation are instead done entirely on the basis of Buyer’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Company and the Subsidiary, as well as those representations and warranties by the Company and the Sellers, as applicable, specifically and expressly set forth in Article IV and Article V (in each case, as modified by the Schedules). Except as is set forth in Article IV and Article V (in each case, as modified by the Schedules), Buyer acknowledges that neither the Company nor the Sellers have made any representations or warranties to Buyer regarding the projections or forecasts delivered to or made available to Buyer of future revenues, future results of operations, future cash flows or the future financial condition of the Company (on a consolidated basis). Notwithstanding the foregoing, nothing in this Section 6.5 shall limit in any respect any remedy of Buyer or any other Buyer Indemnitees under, and in accordance with, this Agreement or otherwise with respect to any claim related to Fraud.

6.6    No Financing. Buyer has sufficient funds presently available, and no third party debt or equity financing is required, for Buyer to deliver the Purchase Price and the Settlement Amounts in full and to consummate the transactions contemplated by this Agreement. As of the Effective Date, Buyer has no reason to believe that Buyer will not be able to pay the Purchase Price and the Settlement Amounts when due in accordance with, and subject to the terms and conditions of, this Agreement.

6.7    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Company: (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its Liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable Liabilities as they become absolute and matured); (b) will have adequate capital with which to engage in its business; and (c) will not have incurred Liabilities beyond its ability to pay as they become absolute and matured.

6.8    Legal Proceedings. As of the Effective Date, there are no Actions, or, to Buyer’s knowledge, investigations or examinations pending or, to the knowledge of Buyer, threatened against or affecting Buyer that, if adversely decided, would prevent the consummation of the transactions contemplated by this Agreement.

6.9    No Brokers. No broker, finder or similar agent has been employed by or on behalf of Buyer, and no Person with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VII COVENANTS AND AGREEMENTS

7.1    Interim Operations of the Company. The Company shall, and shall cause the Subsidiary to, continue to conduct the business of the Company and the Subsidiary, as currently conducted, and maintain its business relationships in the ordinary and usual course consistent with its past practices. From the Effective Date until the Closing or the earlier termination of this Agreement in accordance with Section 9.1, except as set forth on the corresponding subsection of Schedule 7.1 or as expressly contemplated by the terms of this Agreement, unless Buyer has previously consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed) the Company shall not and shall not permit the Subsidiary to:

(a)    incur any Indebtedness (except for Indebtedness incurred in the ordinary course of business consistent with past practice under the Credit Facility) or issue any long‑term debt securities or assume, guarantee or endorse such obligations of any other Person;

(b)    (i) lend any money, other than reasonable advances to employees for bona fide travel and business expenses that are incurred in the ordinary course of business, (ii) make any investments in or capital contributions to, any Person, or (iii) prepay any Company Debt (except that the Company shall be permitted to use cash on hand to pay Selling Expenses);

(c)    except for sales of products in the ordinary course of business consistent with past practice acquire, lease, license, transfer or dispose of, any material property or assets;

(d)    (i) mortgage or encumber, or otherwise subject to or place any Lien on, any property or assets of the Company or the Subsidiary, other than Permitted Liens; or (ii) cancel, forgive, pay, satisfy or discharge any debts or loans owed to or claims held by the Company or the Subsidiary;

(e)    (i) pay, discharge or satisfy, in an amount in excess of $50,000 in any one case, any Liability arising otherwise than in the ordinary course of business, other than (A) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet and (B) the payment, discharge or satisfaction of Selling Expenses, or (ii) make any capital expenditures, capital additions or capital improvements in an amount in excess of $50,000;

(f)    (i) enter into any Contracts that would constitute a Material Contract, except Contracts made in the ordinary course of business consistent with past practice for the sales of Company Services and Products involving an amount payable to the Company of less than $50,000 per annum pursuant to terms that do not materially deviate from the Company’s standard customer contract, (ii) violate, terminate, amend or otherwise modify or waive any of the material terms of any Material Contract, (iii) enter into, amend, modify or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into modified, amended, terminated, waived, released or assigned would be reasonably likely to (A) adversely affect the Company or the Subsidiary in any material respect, (B) impair the ability of the Company or any of the Sellers to perform their respective obligations under this Agreement or (C) prevent or materially delay or impair the consummation of the Share Purchase and the other transactions contemplated hereby or (iv) enter into any other material transaction not in the ordinary course of business consistent with past practice;

(g)    enter into any Contracts with any Sellers, directors, officers, or Affiliates of the Company, except to the extent required by Law;

(h)    except to the extent required by Law or any existing Contracts or existing Employee Plans set forth on Schedule 4.11(a), (i) enter into, adopt, materially amend or terminate any Contract or Employee Plan relating to the compensation, benefits or severance of any employee or other service-provider of the Company or the Subsidiary, or (ii) grant or pay any increase in base compensation or any bonus or other incentive compensation to any employee or other service-provider, or provide any increase in benefits to any employee or other service-provider, in each case other than in the ordinary course of business consistent with past practice or pursuant to annual compensation reviews in the ordinary course of business consistent with past practice;

(i)    hire or terminate the employment of any employee, retain or termination any consultants or independent contractors working within the business of the Company or the Subsidiary (other than for cause or other than in the ordinary course of business consistent with past practice);

(j)    accelerate the collection of accounts receivable or materially change the manner in which the Company or the Subsidiary extends warranties, discounts or credits to customers;

(k)    terminate, waive or release any material right of claim of the Company or the Subsidiary;

(l)    (i) initiate any Action, investigation or examination (other than for the routine collection of bills) or (ii) settle or agree to settle any Action, investigation or examination (except where the amount in controversy does not exceed $50,000 and does not involve injunctive or other equitable relief and does not involve an admission of guilt on the part of the Company, the Subsidiary or any of their respective Affiliates, directors, officers, employees, consultants or contractors);

(m)    make any material change to its accounting (including Tax accounting) methods, principles or practices, except as required by GAAP, or materially alter or materially change the Company’s or its Subsidiary’s historical practice regarding placing inventory into the “channel” of retailers or selling inventory to retailers;

(n)    merge, consolidate or reorganize with, acquire, or enter into any other business combination with, any business, corporation, partnership, limited liability company or any other Person or any division thereof, acquire a substantial portion of the assets of any such Person, business or division, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company, the Subsidiary or the business of the Company or the Subsidiary, or enter into any Contract with respect to a joint venture, strategic alliance or partnership, or enter into any negotiations, discussions or agreement for such purpose;

(o)    make any amendment to any of the Company’s or the Subsidiary’s Charter Documents, including their respective certificates of incorporation or bylaws (or equivalent organizational documents);

(p)    declare, set aside or pay any dividends or distributions (whether in cash, shares or otherwise) or redeem, repurchase or otherwise acquire any shares of capital stock or other equity interests of the Company or the Subsidiary, or make any other cash payment to any of the stockholders or securityholders of the Company in their capacity as such, other than repurchases of stock from its employees in connection with the termination of their services pursuant to Contracts existing as of the Effective Date (and made available to Buyer) providing for such repurchase in accordance with the terms of the Company Stockholders Agreement;

(q)    issue, create, authorize or sell any shares capital stock or other equity or debt interests or options, warrants, calls, stock appreciation rights, subscriptions, convertible securities or other rights to purchase or obligations to issue any shares of capital stock or other equity or debt interests of the Company or the Subsidiary or split, reverse split, reclassify, combine or subdivide the shares of capital stock or other equity or debt interests of the Company or the Subsidiary, other than the issuance of shares of Common Stock upon the exercise of Options outstanding as of the Effective Date and disclosed on Schedule 4.2(c);

(r)    modify or change the exercise or conversion rights, or exercise or purchase prices, of any of its shares of capital stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of first refusal held by it or any other party or any other restrictions;

(s)    assign any rights to, or grant any license under, Company-Owned Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business in connection with the sale or licensing of Company Services and Products;

(t)    take any action (or fail to take any action) that results in the withdrawal, abandonment, cancellation, lapse, or expiration of any Company-Owned Intellectual Property, including any Company Registered IP (except for expiration in accordance with the statutory term);

(u)    make, change or revoke any material Tax election, change any Tax accounting method, file any amended Tax Return, settle or compromise any audit or other proceeding relating to Tax, enter into any closing agreement with respect to Tax, extend the statute of limitations period for the assessment or collection of Tax, or surrender any right to claim a Tax refund; or

(v)    agree to take any of the actions described in clauses (a) through (u) of this Section 7.1.

7.2    Maintenance of Business. The Company shall, and shall cause the Subsidiary to, carry on and use commercially reasonable efforts to preserve the business of the Company and the Subsidiary, as currently conducted, and its relationships with customers, advertisers, suppliers, employees and others with whom the Company or the Subsidiary has contractual relations in substantially the same manner as it has prior to the Effective Date consistent with its past practices. If so requested by Buyer, the Company shall exercise commercially reasonable efforts to cooperate with Buyer prior to the Closing for the purposes of facilitating an orderly and smooth transition of such relationships to Buyer after the Closing. If the Company becomes aware of a material deterioration in the relationship of the Company or the Subsidiary with any key customer, key reseller, key marketing partner, key supplier or key employee, consultant or contractor, it shall promptly bring such information to the attention of Buyer.

7.3    Reasonable Access; Confidentiality.

(a)    From the Effective Date until the Closing or the earlier termination of this Agreement in accordance with Section 9.1, and subject to applicable Law, the Company shall give and shall cause the Subsidiary to give Buyer and its representatives, upon reasonable advance notice to the Seller Representative, reasonable access, during normal business hours, to the assets, properties, books, records, personnel, offices, financial information, and agreements of the Company and the Subsidiary and the Company shall, and shall cause the Subsidiary to, permit Buyer to make such inspections (but excluding sampling or testing of the Environment without the Seller Representative’s prior written consent not to be unreasonably withheld, conditioned or delayed) as Buyer may reasonably request and to furnish Buyer during such period with all such information relating to the Company and the Subsidiary as Buyer may from time to time reasonably request. The Company shall use commercially reasonable efforts to cause its and the Subsidiary’s accountants and other representatives to cooperate with Buyer and its representatives in making available all financial information reasonably requested by Buyer and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. No information or knowledge obtained by Buyer during the pendency of the transactions contemplated hereby in any investigation pursuant to this Section 7.3 shall affect or be deemed to modify any representation, warranty, covenant, agreement, indemnity, obligation or condition set forth herein.

(b)    Any information provided to or obtained by Buyer or its representatives pursuant to Section 7.3(a) will be subject to the Nondisclosure Agreement, dated April 9, 2018, entered into by Buyer or its Affiliate for the benefit of the Company (the “Confidentiality Agreement”), and must be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement.

(c)    Buyer agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

7.4    Publicity. Except as may be required to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange or national market system upon which the securities of Buyer are listed, no party hereto will issue any press release or other public announcement prior to the Closing relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior approval (which approval will not be unreasonably withheld, conditioned or delayed) of, in the case of a press release or other public announcement by Buyer, the Seller Representative, and, in the case of a press release or other public announcement by the Company or any Seller, Buyer (except that, upon the issuance of Buyer’s press release relating to the subject matter of this Agreement, the Seller Representative will be entitled to issue the press release substantially in the form attached hereto as Exhibit G (the “Seller Press Release”) without prior approval); provided, however, that, other than the Seller Press Release, neither the Seller Representative nor any Seller will be entitled to issue any such press release or make any such other public announcement without obtaining the prior written approval of Buyer (such consent not to be unreasonably withheld, conditioned or delayed and it being hereby acknowledged that it would be unreasonable to withhold consent to any such press release or other public announcement that is consistent with the information disclosed in any public disclosure made by Buyer or any Affiliate of Buyer).

7.5    Records. Subject to Article XI, with respect to the financial books and records and minute books of the Company and the Subsidiary relating to matters on or prior to the Closing Date: (a) for a period of seven years after the Closing Date, Buyer shall not cause or permit their destruction or disposal without first offering to surrender them to the Seller Representative, and (b) where there is a legitimate purpose, including an audit, assessment or reassessment of any Seller by the IRS or any other Taxing Authority or an Action, investigation or examination involving a Seller or a claim or dispute relating to this Agreement, Buyer shall allow the Sellers and their respective representatives access to such books and records during regular business hours.

7.6    [Reserved.]

7.7    Commercially Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including the Share Purchase, and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby, including: (a) obtaining all of the necessary Consents from Governmental Authorities and other third parties, including obtaining Consents in connection with the Contracts listed on Schedule 3.2(i) and the making of all filings and the taking of all steps as may be necessary to obtain Consent from, or to avoid an Action, investigation or examination by, any Governmental Authority; (b) the defending of any Actions, investigations or examinations, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company will (i) consult with Buyer beforehand regarding the process for seeking Consents contemplated by Section 7.7(a), (ii) provide Buyer with a reasonable opportunity to review and comment in advance on the forms of such Consents, and (iii) consider in good faith any reasonable and timely comments thereto made by Buyer.

7.8    HSR. The Company and Buyer shall, as promptly as practicable, but in no event later than five Business Days following the execution and delivery of this Agreement, submit all filings required by the HSR Act (the “HSR Filing”) to the DOJ and the Federal Trade Commission, as appropriate, and thereafter use commercially reasonable efforts to provide any supplemental information requested in connection therewith pursuant to the HSR Act and make any similar filing within, to the extent reasonably practicable, five Business Days with any other Governmental Authority for which such filing is required. The Company and Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or other applicable antitrust and competition Laws. The Company and Buyer shall request early termination of the applicable waiting period under the HSR Act and any other applicable antitrust and competition Laws, shall use commercially reasonable efforts to promptly respond to any request for additional information made in response to such filings or in information requests made by any other Governmental Authority, shall keep each other apprised of any communications with, and inquiries or requests for additional information from, the DOJ, the Federal Trade Commission or any other Governmental Authority, shall comply with any inquiry or request made thereby, and shall cooperate to the extent reasonable under the circumstances in complying with any inquiry or request made thereby. Each of Buyer and the Company shall be responsible for fifty percent of the filing fees in respect of the HSR Filing and as required by all other antitrust and competition Laws of foreign countries applicable to the parties and transactions contemplated hereby. The Company shall not, without the prior written consent of Buyer, (a) permit any of the Company’s directors, officers, employees or representatives to participate in any meeting with any Governmental Authority relating to the transactions contemplated hereby, including the Share Purchase, unless the Company consults with Buyer in advance and, to the extent permitted by such Governmental Authority, grants Buyer the opportunity to attend and participate in the discussions at such meeting or (b) proffer, make proposals, negotiate, execute, carry out or submit to any agreements or Orders; provided that the Company shall, if directed by Buyer in writing, agree to any such action that is conditioned on the consummation of the Share Purchase.

7.9    Indemnification.

(a)    For six years after the Closing Date, Buyer shall cause the Company and the Subsidiary (and any of their respective successors that are Affiliated entities of Buyer) to fulfill and honor the obligations of the Company and the Subsidiary to their respective directors and officers as of immediately prior to the Closing (the “Company Indemnified Persons”) pursuant to any indemnification provisions (i) in the Charter Documents of the Company or the Subsidiary, (ii) under applicable Law and (iii) in any director and officer indemnification agreements in existence as of the Effective Date and made available to Buyer prior to the Effective Date, in any case, with respect to claims arising out of matters occurring at or prior to the Closing.

(b)    Notwithstanding Section 12.4, the provisions of this Section 7.9 are intended to be for the benefit of, and will be enforceable by, each Company Indemnified Person, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.

7.10    Company Debt; Release of Liens. To the extent that the Company or the Subsidiary incurs or has incurred any Company Debt that remains outstanding as of the Closing, the Company shall deliver to Buyer at the Closing payoff letters or similar instruments in form and substance reasonably satisfactory to Buyer with respect to all Company Debt, which letters or instruments shall provide for the full payoff and discharge of all such Company Debt outstanding as of immediately prior to the Closing (including any premiums above the principal amount of such Company Debt or any accrued but unpaid interest, fees and other amounts payable in connection therewith) and the termination and release of all instruments providing for or related to such Company Debt, including any related guaranty and promissory notes, as applicable, together with evidence reasonably satisfactory to Buyer. The Company shall cause all Liens (other than Permitted Liens) that exist with respect to the assets of the Company and/or of the Subsidiary, if any, to be released prior to, or simultaneously with, the Closing, including documentation in form and substance reasonably satisfactory to Buyer executed by each Person holding a security interest in any asset of the Company or the Subsidiary as of the Closing Date terminating any and all such security interests and authorizing Buyer to file or record on behalf of such Person a UCC-3 termination statement or other instruments of release or discharge

7.11    Selling Expenses. At least two Business Days prior to the Closing, the Company shall deliver to Buyer a final invoice from each non-employee service provider that is entitled to any Selling Expenses indicating the total amount of Selling Expenses that has been incurred and remains payable to such Person as of the Closing. Upon payment of such remaining payable amount at the Closing, such non-employee service provider shall be paid in full and shall not be owed any other amount by Buyer, the Company, the Subsidiary and/or any of their respective Affiliates.

7.12    Termination of 401(k) Plan. The Company (or the Subsidiary, as applicable) will adopt, or will cause to be adopted, all necessary corporate resolutions (which shall be subject to Buyer’s reasonable review and approval) to terminate each 401(k) Plan sponsored or maintained by the Company or the Subsidiary (the “Company 401(k) Plan”), effective as of no later than one day prior to Closing (but such termination may be contingent upon the Closing). For this purpose, the term “401(k) Plan” means any plan intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k). The Company shall provide Buyer with a copy of resolutions duly adopted by the Company’s board of directors (or the Subsidiary’s board of directors, as applicable) so terminating the Company 401(k) Plan. Buyer shall permit the employees of the Company and the Subsidiary, who continue to be so employed after the Closing, to be eligible to participate (with no waiting period) in a 401(k) Plan of Buyer or one of its Affiliates (the “Buyer 401(k) Plan”) effective on or promptly after the Closing and shall cause the Buyer 401(k) Plan to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including participant loan notes) from the Company 401(k) Plan.

7.13    Transfer Restrictions.    Except for the Share Purchase pursuant to this Agreement, each Seller hereby agrees that he, she or it will not, prior to the Closing (a) directly or indirectly, transfer, sell, assign, exchange, pledge or otherwise dispose of or encumber any of such Seller’s Company securities, including such Seller’s Shares, or enter into any agreement or other arrangement relating thereto, except by will or by the laws of intestacy; or (b) except as already existing on the Effective Date, directly or indirectly, grant any proxies or powers of attorney with respect to any of such Seller’s Shares, deposit any of such Seller’s Shares into a voting trust, or enter into a voting agreement with respect to any of such Seller’s Shares.

7.14    R&W Insurance. At or prior to the Closing, Buyer shall cause PartnerRe Ireland Insurance DAC (the “R&W Insurer”) to effectuate the Buyer-Side Representations and Warranties Insurance policy, bound by the R&W Insurer on the date hereof, having terms and conditions as set forth in the Binder Agreement dated July 30, 2018 and attached hereto as Exhibit F, with policy number 18BC1-5226-0037 (as may be amended, modified or supplemented from time to time in accordance with this Agreement) (the “R&W Insurance Policy”). Buyer shall cause the R&W Insurance Policy to provide that the R&W Insurer has no subrogation rights against any Seller except solely in the case of Fraud, and Buyer will not amend the subrogation or third-party beneficiary provisions contained in the R&W Insurance Policy benefitting the Sellers or otherwise amend or modify the R&W Insurance Policy in a manner that would have an adverse effect on the Sellers without the prior written consent of the Seller Representative. Buyer agrees to pay the total premium and related taxes, fees and expenses for the R&W Insurance Policy. For the avoidance of doubt, Buyer acknowledges and agrees that the effectiveness of the R&W Insurance Policy is not a condition to the Closing and that Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article VIII, to consummate the Share Purchase and the transactions contemplated by this Agreement.

7.15    No Solicitation. During the period from the Effective Date through the Closing or the earlier termination of this Agreement pursuant to Section 9.1, neither the Company nor any of the Sellers shall, and the Company and the Sellers shall cause the Subsidiary and their respective representatives not to, take any action to knowingly encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person, or enter into any Contract (other than to or with Buyer and its Affiliates and representatives) concerning any Acquisition Proposal. The Company and each of the Sellers shall, and shall cause the Subsidiary and their respective representatives to: (a) cease immediately and cause to be terminated, all existing discussions or negotiations with any third party conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal; and (b) notify Buyer promptly (but in no event later than 24 hours) after any of the Sellers, the Company, the Subsidiary or any of their respective representatives receives any Acquisition Proposal, or any inquiry that would reasonably be expected to lead to an Acquisition Proposal. “Acquisition Proposal” means with respect to the Company or the Subsidiary, any agreement, or bona fide offer or proposal (other than this Agreement or any other offer or proposal by Buyer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any bona fide offer, proposal or indication of interest, relating to, or involving: (i) any acquisition or purchase from the Company or the Subsidiary, or from the holders of capital stock of the Company or the Subsidiary, by any Person or group of more than a 10% interest in the total outstanding equity interests of the Company or the Subsidiary or voting securities of the Company or the Subsidiary, or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 10% or more of the total outstanding equity securities of the Company or the Subsidiary or voting securities of the Company or the Subsidiary, or any merger, consolidation, business combination or similar transaction involving the Company or the Subsidiary pursuant to which the holders of capital stock of the Company or the Subsidiary immediately preceding such transaction hold securities representing less than 90% of the total outstanding equity securities or voting securities of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity), (ii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the fair market value of the consolidated assets of the Company in any single transaction or series of related transactions, or (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or the Subsidiary, or any extraordinary dividend or distribution, whether of cash or other property, or (iv) any other transaction outside of the ordinary course of the business of the Company and the Subsidiary, as currently conducted, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Share Purchase.

7.16    Release.

(a)    Effective as of, and contingent upon, the Closing, each Seller, on such Seller’s behalf and on behalf of any such Seller’s subsidiaries, heirs, estates, successors or assigns (the “Releasors”) (which, for clarity, excludes any portfolio companies of any venture capital, private equity or other equityholder in the Company), hereby knowingly, fully, unconditionally and irrevocably releases any and all claims, rights, demands and causes of action that such Releasor has or may have against the Company or the Subsidiary or any present or former director, officer, manager, employee or agent of the Company or the Subsidiary, whether asserted or unasserted, known or unknown, contingent or noncontingent, past or present, arising or resulting from or relating, directly or indirectly, to any act, omission, event or occurrence prior to the Closing relating to the Company, the Subsidiary, their respective assets and properties and the equity securities and convertible securities of the Company and any rights or interests therein (including with respect to any inaccuracies in the Spreadsheet or the allocation of the Purchase Price as set forth herein or therein) (the “Released Claims”). Notwithstanding anything to the contrary in the foregoing, nothing in this Section 7.16(a) will be deemed to constitute a release or waiver by any Releasor of any claim, demand or cause of action, or of any right of, such Releasor pursuant to (i) this Agreement or the Ancillary Agreements (to which such Releasor is a party), (ii) any written indemnification agreement between the Company and such Releasor (if such Seller is a director or officer of the Company) that is disclosed on the Schedules, (iii) the right to receive amounts payable pursuant to exculpation, indemnification, reimbursement, contribution, payment or advancement of related expenses, hold harmless and liability exculpation covenants, agreements and obligations under provisions contained in (A) the Charter Documents of the Company or the Subsidiary, (B) liability insurance policies of the Company and (C) applicable Law, (iv) any rights to accrued but unpaid compensation or employee benefits as an employee or director of the Company or the Subsidiary or accrued compensation as a contractor or consultant to the Company or the Subsidiary, in each case, with respect to services performed prior to the Closing, or (v) any right of reimbursement for expenses incurred by any such Releasor in the ordinary course of his or her employment or service to the Company or the Subsidiary which are reimbursable under the expense reimbursement policies of the Company or the Subsidiary.

(b)    Such Seller acknowledges and agrees that it, he or she is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Effective as of, and contingent upon, the Closing, such Seller, on such Seller’s behalf and on behalf of the other Releasors, hereby waives and relinquishes any rights and benefits that such Seller may have under Section 1542 or any similar statute or common law principle of any jurisdiction with respect to the Released Claims. Such Seller acknowledges that it, he or she may hereafter discover facts in addition to or different from those that such Seller now knows or believes to be true with respect to the subject matter of the Released Claims, but it is such Seller’s intention to fully and finally and forever settle and release any and all Released Claims (other than as expressly set forth in Section 7.16(a) above) that do now exist, may exist or heretofore have existed with respect to the subject matter thereof. In furtherance of this intention, the release of the Released Claims (other than as set forth in Section 7.16(a) above) shall be and remain in effect as full and complete releases notwithstanding the discovery or existence of any such additional or different facts.
(c)    Each Seller agrees that he, she or it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any Action, in law or in equity, in any court or before any Governmental Authority, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the execution and delivery of the Ancillary Agreements or the consummation of the Share Purchase and the other transactions contemplated hereby and thereby, or (ii) alleges that the execution and delivery of this Agreement by such Seller, either alone or together with the other proxies to be delivered in connection with this Agreement and/or the execution of this Agreement by the other Sellers, breaches any fiduciary duty, whether of the Board of Directors of the Company or any member thereof, of any officer of the Company or of any holder of capital stock of the Company or other Company securities, in each case, other than any Action for the enforcement of the terms of this Agreement or any Ancillary Agreement to which such Seller is a party.

7.17    Section 280G.

(a)    The Company shall use its best efforts to obtain, prior to the initiation of the requisite stockholder approval procedure under Section 7.17(b) below, a waiver of the right to receive payments that could constitute “excess parachute payments” as defined in Section 280G(b)(1) of the Code and Treasury Regulations promulgated thereunder (a “Parachute Payment Waiver”, and the payments so waived, the “Waived Parachute Payments”) from each Person who is or would reasonably be considered to be, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 7.17(b), and who could otherwise receive, have received, or have the right or entitlement to receive any excess parachute payment under Section 280G of the Code, and the Company shall deliver any such Parachute Payment Waiver to Buyer before the Closing Date.

(b)    The Company shall use its commercially reasonable efforts to obtain, not later than one day prior to the Closing Date, the approval by the stockholders of the Company of the Waived Parachute Payments in accordance with the terms of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder. Whenever the Company becomes aware of any event prior to Closing that should be set forth in an amendment or supplement to the disclosure provided to stockholders as contemplated by Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder so that such disclosure would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the Company will promptly inform the Buyer of such occurrence and will promptly (and in all events prior to Closing and consistent with the intent of the first sentence of this Section 7.17(b)) prepare and provide to the Company’s stockholders such amendment or supplement. Buyer shall disclose to the Company the material terms of any arrangements agreed to prior to Closing that will be provided by Buyer or any of its Affiliates to any “disqualified individuals” within a reasonable time after the date of this Agreement, and in any event no later than five Business Days prior to the Closing Date, so that the Company may comply with its obligations under this Section 7.17.

(c)    The Company shall provide to Buyer at least two Business Days in advance of their intended use copies of all Parachute Payment Waivers and copies of all consents, disclosure documents and other materials to solicit any stockholder vote contemplated by Section 7.17(b), provide Buyer with a reasonable opportunity to review and comment thereon, and consider in good faith any reasonable comments provided thereon by Buyer.

7.18    No Other Buyer Representations. Each of the Company, the Seller Representative and each Seller hereby acknowledges and agrees that the sale of the Shares by the Sellers and the consummation of the transactions contemplated hereby by the Sellers and the Company, including the Share Purchase, are not done in reliance on any representation or warranty by, or information from, Buyer or any of its Affiliates, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article VI (as modified by the Schedules), and each of the Company, the Seller Representative and each Seller acknowledges that Buyer expressly disclaims any other representations and warranties.

7.19    Confidential Information. At the Closing, each of the Sellers shall return or destroy all Product and IP Information; provided that each Seller may retain such Product and IP Information (a) as required by applicable Law and (b) that is maintained on routine computer system backup takes, disks or other backup storage devices as long as such backed-up information is not used, disclosed or otherwise recovered from such backup devices. Neither the Company, the Subsidiary, the Sellers nor any of their respective directors, officers, managers or employees shall disclose or otherwise make available to DPA Microphones any Product and IP Information.

ARTICLE VIII CONDITIONS TO CLOSING

8.1    Conditions to Obligations of the Company and the Sellers. The obligations of the Company and the Sellers to consummate the transactions contemplated by this Agreement, including the Share Purchase, are subject to the satisfaction or waiver in accordance with Section 12.8 (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)    The representations and warranties of Buyer set forth in this Agreement must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure of such representations and warranties to be so true and correct would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

(b)    Buyer must have performed and complied with in all material respects all covenants, agreements and obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)    Buyer must have delivered or caused to be delivered to the Seller Representative the items required by Section 3.3.

(d)    The waiting period (including any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act or any antitrust and competition Laws of foreign countries will have expired or been terminated.

(e)    None of the parties hereto will be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement.

8.2    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)    The representations and warranties of (i) the Company contained in Section 4.1, Section 4.2, Section 4.3, and Section 4.22 and (ii) the Sellers contained in Section 5.1, Section 5.2 and Section 5.4 (the representations and warranties contemplated by clauses (i) and (ii), the “Fundamental Representations”) shall be true and correct in all respects (without giving effect to any materiality, Material Adverse Effect or other similar qualifications contained therein) at and as of the Effective Date and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such date). The other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) as of the Effective Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure of such representations and warranties to be so true and correct would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Subsidiary, taken as a whole.

(b)    The Sellers and the Company must have performed and complied with in all material respects all covenants, agreements and obligations required to be performed by them under this Agreement at or prior to the Closing Date.
(c)    The Company must have delivered or caused to be delivered to Buyer the items required by Section 3.2.

(d)    The waiting period (including any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act or any applicable antitrust and competition Laws of foreign countries will have expired or been terminated.

(e)    None of the parties hereto will be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement.

(f)    There shall not have been any Material Adverse Effect on the Company and the Subsidiary, taken as a whole, between the Effective Date and the Closing with respect to the Company and the Subsidiary.

8.3    Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in Section 8.1 or Section 8.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement as required by and subject to Section 7.7.

ARTICLE IX TERMINATION OF AGREEMENT

9.1    Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Buyer and the Seller Representative;

(b)    by Buyer or the Seller Representative, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or prior to the date that is 90 days after the Effective Date or such later date, if any, as Buyer and the Seller Representative agree upon in writing (the “Termination Date”); provided, that if on such 90th day the condition in Section 8.1(d) shall not have been satisfied or waived, then the Termination Date shall be extended one time by an additional 60 days (and such 60th day after the first 90th day shall be the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) is not available to any party hereto whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by such time;

(c)    by Buyer or the Seller Representative, upon written notice to the other party, if a Governmental Authority of competent jurisdiction has issued an Order or any other action permanently enjoining, restraining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such Order has become final and non‑appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) is not available to any party hereto whose breach of any provision of this Agreement results in or causes such Order or other action;

(d)    by the Seller Representative if: (i) Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Buyer such that the closing condition set forth in Section 8.1(b) would not be satisfied; or (ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 8.1(a) would not be satisfied, and, in the case of clauses (i) and (ii) of this Section 9.1(d), such breach or failure to perform is not cured within 30 days after receipt of written notice thereof or is incapable of being cured by Buyer by the Termination Date; or

(e)    by Buyer if: (i) any of the Sellers or the Company have breached or failed to perform any of their covenants or other agreements contained in this Agreement to be complied with by them such that the closing condition set forth in Section 8.2(b) would not be satisfied; or (ii) there exists a breach of any representation or warranty of any of the Sellers or the Company contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied, and, in the case of clauses (i) and (ii) of this Section 9.1(e), such breach or failure to perform is not cured within 30 days after receipt of written notice thereof or is incapable of being cured by the Company or the Sellers by the Termination Date.

9.2    Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1 by either Buyer or the Seller Representative, this Agreement will become void and have no further effect, without any liability or obligation on the part of Buyer or the Sellers, other than the provisions of Section 7.3(b), Section 7.4, this Section 9.2, and Article XII, which will survive any termination of this Agreement; provided, however, that nothing herein will relieve any party hereto from any liability for any intentional and material pre‑termination breach by such party of its covenants or agreements set forth in this Agreement.

ARTICLE X REMEDIES

10.1    Survival. The representations, warranties, covenants and agreements of the Sellers, the Company and Buyer contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) will survive the Closing but only to the extent specified in this Section 10.1.

(a)    All covenants and agreements contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) that contemplate performance thereof following the Closing will survive the Closing in accordance with their respective terms, except for pending Claims and pending Buyer Claims brought prior to such expiration, which shall survive until such pending Claims or pending Buyer Claims, as applicable, are finally resolved pursuant hereto.

(b)    The representations and warranties contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto), other than the Fundamental Representations or the Tax Representations, will survive the Closing Date until the [***], at which such point such representations and warranties and any claim for indemnification brought by Buyer or the Sellers, as applicable, on account thereof will terminate, except for pending Claims and pending Buyer Claims brought prior to the [***], which shall survive until such pending Claims or pending Buyer Claims, as applicable, are finally resolved pursuant hereto.

(c)    The Fundamental Representations and the representations and warranties in Section 4.6 (the “Tax Representations”) contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto and relating thereto) will survive the Closing Date until the [***], at which such point such representations and warranties and any claim for indemnification brought by Buyer on account thereof will terminate, except for pending Claims and pending Buyer Claims brought prior to the [***], which shall survive until such pending Claims or such pending Buyer Claims, as applicable, are finally resolved pursuant hereto.

(d)    Notwithstanding anything to the contrary contained in this Section 10.1, the limitations set forth in this Section 10.1 shall not apply in the event of Fraud.

10.2    Indemnification by Buyer. Subject to the limitations set forth in this Article X (including the provisions of Section 10.1), from and after the Closing, Buyer will indemnify and hold harmless the Sellers and their respective successors and permitted assigns, and the officers, employees, directors, managers, members, partners and stockholders of the Sellers and their heirs and personal representatives (collectively, the “Seller Indemnitees”) from and against, and will pay to the Seller Indemnitees the amount of, any and all losses, liabilities, claims, damages, penalties, fines, interest, judgments, awards, settlements, costs, fees (including reasonable investigation fees), expenses (including reasonable attorneys’ fees and other reasonable professional and expert fees), court costs and disbursements (collectively, “Losses”) that are suffered or actually incurred by any of the Seller Indemnitees following the Closing as a result of or arising from: (a) any breach of or inaccuracy in the representations and warranties of Buyer contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) as of the Effective Date or as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case as of such specified date or dates); or (b) any breach of the covenants or agreements of the Company to be performed following the Closing or Buyer contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto).

10.3    Indemnification by the Sellers. Subject to the limitations set forth in this Article X (including the provisions of Section 10.1), from and after the Closing, each of the Sellers (together with their respective successors, assigns and heirs, the “Seller Indemnitors”) will, on a several, but not joint basis, indemnify and hold harmless Buyer and its successors and permitted assigns, and the officers, employees, directors, managers, members, partners and stockholders of Buyer and their heirs and personal representatives (collectively, the “Buyer Indemnitees”) from and against, and will pay to the Buyer Indemnitees the amount of, any and all Losses that are suffered or actually incurred by any of the Buyer Indemnitees following the Closing as a result of or arising from: (a) any breach of or inaccuracy in the representations and warranties of the Company or any Seller contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) or any Ancillary Agreement, as of the Effective Date or as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case as of such specified date or dates); provided that for the purposes of this clause (a), qualifications as to material, materiality or Material Adverse Effect contained in such representations and warranties shall be given effect for determining whether a breach or inaccuracy of such representations and warranties has occurred, but shall not be given effect for purposes of calculating any Losses relating thereto; (b) any breach of the covenants or agreements of the Company arising prior to or as of the Closing, or any breach of the covenants or agreements of any of the Sellers, contained in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) or any Ancillary Agreement; and/or (c) any Fraud.

10.4    Exclusive Remedy. The parties hereto agree that, from and after the Closing, the sole and exclusive remedies of the parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including representations, warranties, covenants and agreements) and the transactions contemplated hereby, whether based in contract, tort, equity or Law, are the indemnification, reimbursement and other obligations of the parties set forth in this Article X. The provisions of this Section 10.4 shall not, however, prevent or limit a cause of action under Section 10.8 to obtain an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof.

10.5    Limitations on Indemnification Payments to Seller Indemnitees. Notwithstanding anything in this Agreement to the contrary (including Section 10.2), the right of the Seller Indemnitees to indemnification shall be subject to the following:

(a)    The Seller Indemnitees’ right to indemnification pursuant to Section 10.2 on account of any Losses will be reduced by all insurance proceeds actually received by the Seller Indemnitees (net of any applicable collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums). The Seller Indemnitees shall use commercially reasonable efforts to claim and recover any Losses suffered by the Seller Indemnitees under all such insurance policies and other third party indemnities; provided, that in no event shall any Seller Indemnitee be required to litigate to obtain any such insurance coverage. The Seller Indemnitees shall remit to Buyer any such insurance proceeds that are paid to the Seller Indemnitees with respect to Losses for which the Seller Indemnitees have been previously compensated pursuant to Section 10.2 (net of any applicable collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums).

(b)    The Seller Indemnitees will not be entitled to indemnification pursuant to Section 10.2 for punitive damages except to the extent that punitive damages have been awarded and paid to a third party in any Third Party Claim.

(c)    No Seller Indemnitee shall be entitled to be compensated more than once for the same Loss.

10.6    Limitations on Indemnification Payments to Buyer Indemnitees. Notwithstanding anything in this Agreement to the contrary (including Section 10.3), the right of the Buyer Indemnitees to indemnification is subject to the following:

(a)    The Buyer Indemnitees will be entitled to indemnification pursuant to Section 10.3(a) on account of any Losses arising with respect to the matters described in Section 10.3(a) to the extent (but only to the extent) that the aggregate amount of all Losses suffered by the Buyer Indemnitees with respect to such matters exceeds a deductible of $[***]. The limitations set forth in this Section 10.6(a) shall not apply to any indemnification claim pursuant to Section 10.3(a) as a result of or arising from a breach or inaccuracy in any Fundamental Representation.

(b)    Buyer shall not, and shall cause the Buyer Indemnitees not to, seek recourse against, and shall not, and shall cause the Buyer Indemnitees not to, recover from any of the Seller Indemnitors on account of any Losses pursuant to Section 10.3 (other than with respect to claims pursuant to Section 10.3(a) as a result of or arising from any breach or inaccuracy of any Fundamental Representation or pursuant to Section 10.3(c)) that exceed [***]. To the extent such Losses pursuant to Section 10.3 (other than with respect to claims pursuant to Section 10.3(a) as a result of or arising from any breach or inaccuracy of any Fundamental Representation or pursuant to Section 10.3(c)) exceed [***], the parties agree that the R&W Insurance Policy shall be the sole and exclusive remedy of the Buyer Indemnitees and no Buyer Indemnitees shall have any rights to pursue any claims against any Seller Indemnitors for amounts in excess of [***] (other than with respect to claims pursuant to Section 10.3(a) as a result of or arising from any breach or inaccuracy of any Fundamental Representation or pursuant to Section 10.3(c)). Notwithstanding anything to the contrary in this Agreement, in the case of a claim pursuant to Section 10.3(a) as a result of or arising from a breach or inaccuracy of any or all of the Fundamental Representations, the aggregate liability of a Seller with respect to any and all recoveries under this Agreement and the Ancillary Agreements shall not exceed [***] up to an aggregate amount which, if added to all other amounts paid or payable by such Seller pursuant to this Article X, is equal to [***]. Notwithstanding anything to the contrary in this Agreement, in the case of a claim pursuant to Section 10.3(c), the aggregate liability of a Seller with respect to any and all recoveries under this Agreement and the Ancillary Agreements shall equal [***] without any further limit or cap.

(c)    The Buyer Indemnitees’ right to indemnification pursuant to Section 10.3 (other than Section 10.3(c)) on account of any Losses will be reduced by all insurance (including the R&W Insurance Policy) proceeds actually received by the Buyer Indemnitees from any insurance policy of the Company or the Subsidiary in effect immediately prior to the Closing (net of any applicable collection costs and reserves, deductibles and premium adjustments). Buyer shall use commercially reasonable efforts to claim and recover any Losses suffered by the Buyer Indemnitees under all such insurance policies of the Company or the Subsidiary in effect immediately prior to the Closing; provided, that in no event shall any Buyer Indemnitee be required to litigate to obtain any such insurance coverage. The Buyer Indemnitees shall, as promptly as practicable, remit to the Seller Representative for the benefit of the Sellers any such insurance proceeds that are paid to the Buyer Indemnitees with respect to Losses for which the Buyer Indemnitees have been previously compensated pursuant to Section 10.3 (net of any applicable collection costs and reserves, deductibles and premium adjustments). The Buyer Indemnitees’ right to indemnification pursuant to Section 10.3 on account of any Losses will be reduced by all third party indemnification proceeds actually received by the Buyer Indemnitees from a third party (net of any applicable collection costs and reserves); provided, however, that notwithstanding the foregoing, in no event shall any Buyer Indemnitee be obligated to seek, pursue or recover any third party indemnification proceeds on account of any Losses and the failure to seek, pursue or recover any such third party indemnification proceeds shall not reduce the amount of, or otherwise limit any Buyer Indemnitee’s right to, any such Losses.

(d)    The Buyer Indemnitees will not be entitled to indemnification pursuant to Section 10.3 for punitive damages except to the extent that punitive damages have been awarded and paid to a third party in any Third Party Claim.
(e)    The Buyer Indemnitees will not be entitled to indemnification pursuant to Section 10.3 for Losses to the extent that any Buyer Indemnitee has been compensated therefor pursuant to Section 2.3.

(f)    The Buyer Indemnitees right to indemnification pursuant to Section 10.3 on account of any Losses will be reduced by the amount of any reserve or provision properly reflected in the Final Working Capital, as finally determined pursuant to Section 2.3, to the extent such Loss directly relates to such reserve or provision.

(g)    The Buyer Indemnitees shall comply with applicable Law with regards to mitigating any Losses.

(h)    Notwithstanding anything to the contrary herein, subject to the limitations set forth in this Article X, (i) no Seller Indemnitee will have any right of indemnification, contribution or right of advancement from Buyer, the Company or any other Buyer Indemnitee with respect to any portion of any Losses that are indemnifiable by any Seller Indemnitor under this Article X, and (ii) the rights and remedies of the Buyer Indemnitees after the Closing shall not be limited by (A) any investigation made, disclosure received, or knowledge obtained, by or on behalf of any Buyer Indemnitee prior to the Closing regarding any matter or (B) any waiver by Buyer of any condition to the Closing related thereto.

(i)    No Buyer Indemnitee shall be entitled to be compensated more than once for the same Loss.

(j)    Subject to Section 10.6(a), with respect to any claim for indemnification pursuant to Section 10.3 (other than with respect to claims pursuant to Section 10.3(a) as a result of or arising from any breach or inaccuracy of any Fundamental Representation or pursuant to Section 10.3(c)), the obligation to pay the Losses to the applicable Buyer Indemnitee shall be satisfied (i) first, by the Seller Indemnitors to the extent recovery is available from the Indemnity Escrow Funds pursuant to the Escrow Agreement and (ii) thereafter, solely by recovery under the R&W Insurance Policy.

(k)    With respect to any claim for indemnification pursuant to Section 10.3(a) as a result of or arising from any breach or inaccuracy of any Fundamental Representation, the obligation to pay the Losses to the applicable Buyer Indemnitee shall be satisfied (i) first, by the Seller Indemnitors to the extent recovery is available from the Indemnity Escrow Funds pursuant to the Escrow Agreement, (ii) second, by recovery under the R&W Insurance Policy and (iii) thereafter, by each Seller Indemnitor paying, within five Business Days following the obligation of the Seller Indemnitors to pay to such Buyer Indemnitee pursuant to Section 10.7, such Seller Indemnitor’s Pro Rata Share of any remaining unpaid portion of such Losses to the applicable Buyer Indemnitee, subject to the second to last sentence of Section 10.6(b).

(l)    With respect to any claim for indemnification pursuant to Section 10.3(c), the obligation to pay the Losses to the applicable Buyer Indemnitee shall be satisfied (i) first, only if such Losses are recoverable under the R&W Insurance Policy and only to the extent the retention under the R&W Insurance Policy has previously been satisfied, by recovery under the R&W Insurance Policy and (ii) second by each Seller Indemnitor paying, within five Business Days following the obligation of the Seller Indemnitors to pay such Losses to such Buyer Indemnitee pursuant to Section 10.7, such Seller Indemnitor’s Pro Rata Share of such Losses to the Buyer Indemnitee, subject to the last sentence of Section 10.6(b).

(m)    The Buyer Indemnitees will not have the right to indemnification under this Agreement for any Losses to the extent such Losses are based on Taxes: (i) except to the extent attributable to any breach or inaccuracy in the representations and warranties in Sections 4.6(c), (d), (e), (f), or (k), attributable to taxable periods (or portions thereof) beginning after the Closing Date; (ii) that are due to the unavailability in any taxable period (or portion thereof) beginning after the Closing Date of any net operating losses, or other Tax attribute from a taxable period (or portion thereof) ending on or prior to the Closing Date; (iii) resulting from transactions or actions taken by Buyer, the Company, the Subsidiary or any of their respective Affiliates after the Closing on the Closing Date that are not contemplated by this Agreement and are outside the ordinary course of business consistent with past practice; or (iv) that result from Buyer’s breach of any of the covenants contained in Article XI.

10.7    Procedures.

(a)    Notice of Losses by Seller Indemnitee. Subject to the limitations set forth in this Article X, as soon as reasonably practicable after a Seller Indemnitee has actual knowledge, based on a good faith belief, of any claim that it has under this Article X that may result in a Loss (a “Claim”), the Seller Representative shall give written notice thereof (a “Claims Notice”) to Buyer. A Claims Notice must describe the Claim in reasonable detail and indicate the amount (estimated, as necessary and to the extent feasible) of the Loss that has been or may be suffered by the applicable Seller Indemnitee. No delay in or failure to give a Claims Notice by the Seller Representative to Buyer pursuant to this Section 10.7(a) will adversely affect any of the other rights or remedies that the Seller Representative has under this Agreement, or alter or relieve Buyer of its obligation to indemnify the applicable Seller Indemnitee, except to the extent (and only to the extent) that Buyer is materially prejudiced thereby. Buyer shall respond to the Seller Representative (a “Claim Response”) within 30 days (the “Response Period”) after the date that the Claims Notice is sent by the Seller Representative. Any Claim Response must specify whether or not Buyer disputes the Claim described in the Claims Notice. If Buyer fails to give a Claim Response within the Response Period, then Buyer will be deemed not to dispute the Claim described in the related Claims Notice. If Buyer elects not to dispute a Claim described in a Claims Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of Losses alleged in such Claims Notice will be conclusively deemed to be an obligation of Buyer, and Buyer shall pay, in cash, to the Seller Representative within 15 days after the last day of the applicable Response Period the amount specified in the Claims Notice. If Buyer delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Claims Notice, then Buyer and the Seller Representative shall promptly meet and use their reasonable efforts to settle the dispute. If Buyer and the Seller Representative are unable to reach agreement within 30 days after the conclusion of the Response Period, then either Buyer or the Seller Representative may resort to other legal remedies in accordance with Section 12.12, subject to the limitations set forth in this Article X.

(b)    Notice of Losses by Buyer Indemnitee.

(i)    Claims with Determinable Losses. Subject to the limitations set forth in this Article X, if any Buyer Indemnitee believes in good faith that it has a claim for indemnification pursuant to Section 10.3 (a “Buyer Claim”), the amount of which is then known by Buyer, then Buyer shall, as soon as reasonably practicable after it actually becomes aware of such Buyer Claim, notify the Seller Representative and, if applicable, the R&W Insurer of such Buyer Claim by means of a written notice (with a copy to the Escrow Agent if the Claim involves recovery against the Indemnity Escrow Funds) describing the Buyer Claim in reasonable detail and setting forth Buyer’s good faith calculation of the Losses paid, sustained, suffered or incurred by the applicable Buyer Indemnitee with respect thereto (a “Buyer Claim Notice” and, together with a Claims Notice, a “Notice”). The failure by Buyer to promptly deliver a Buyer Claim Notice under this Section 10.7(b)(i) will not adversely affect the applicable Buyer Indemnitee’s right to indemnification pursuant to Section 10.3, except to the extent (and only to the extent) the Seller Representative or any of the Sellers are materially prejudiced thereby in terms of the amount of Losses for which the Seller Indemnitors are obligated to indemnify the Buyer Indemnitees. If, by the 30th day following receipt by the Seller Representative of a Buyer Claim Notice (the “Dispute Period”), Buyer has not received from the Seller Representative notice in writing that the Seller Representative objects to the Buyer Claim (or the amount of Losses set forth therein) asserted in such Buyer Claim Notice (a “Dispute Notice”), then (A) the Seller Representative (on behalf of the Sellers) shall be conclusively deemed to have consented to the recovery by the applicable Buyer Indemnitees of the full amount of Losses specified in the Buyer Claim Notice and (B) the Seller Representative and Buyer shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to Buyer from the Indemnity Escrow Funds the amount of Losses specified in the Buyer Claim Notice, subject to the provisions contained in this Article X.

(ii)    Claims without Determinable Losses. Subject to the limitations set forth in this Article X, if any Buyer Indemnitee believes in good faith that it has a Buyer Claim, the amount of which cannot reasonably be determined by Buyer, then Buyer shall, as soon as reasonably practicable after it actually becomes aware of such Buyer Claim, notify the Seller Representative and, if applicable, the R&W Insurer by means of a Buyer Claim Notice (with a copy to the Escrow Agent if the Claim involves recovery against the Indemnity Escrow Funds) that contains the information required by Section 10.7(b)(i) (other than a good faith calculation of the Losses paid, sustained, suffered or incurred) and a good faith estimate, if reasonably practicable, of Buyer’s calculation of the Losses paid, sustained, suffered or incurred or that may be paid, sustained, suffered or incurred by the applicable Buyer Indemnitee with respect thereto. The failure by Buyer to promptly deliver a Buyer Claim Notice under this Section 10.7(b)(ii) will not adversely affect the applicable Buyer Indemnitee’s right to indemnification pursuant to Section 10.3, except to the extent (and only to the extent) the Seller Representative or any Seller is materially prejudiced thereby in terms of the amount of Losses for which the Seller Indemnitors are obligated to indemnify the Buyer Indemnitees. If Buyer has not received a Dispute Notice from the Seller Representative within the Dispute Period, then (A) the Seller Representative (on behalf of the Sellers) shall be conclusively deemed to have consented to the recovery by the applicable Buyer Indemnitees of the full amount of Losses specified in the Buyer Claim Notice and (B) the Seller Representative and Buyer shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to Buyer from the Indemnity Escrow Funds the amount of Losses specified from time to time as the amount of any such Buyer Claim becomes known, subject to the provisions contained in this Article X.

(iii)    Disputes. If the Seller Representative timely delivers a Dispute Notice to Buyer within the Dispute Period (with a copy to the Escrow Agent if the Claim involves recovery against the Indemnity Escrow Funds), Buyer and the Seller Representative shall promptly meet and use their reasonable efforts to settle the dispute as to whether and to what extent the Buyer Indemnitees are entitled to indemnification hereunder on account of such Buyer Claim. If Buyer and the Seller Representative are able to reach agreement within 30 days after Buyer receives such Dispute Notice, then the Seller Representative and Buyer shall deliver a joint written instruction to the Escrow Agent setting forth such agreement and instructing the Escrow Agent to pay to Buyer from the Indemnity Escrow Funds an amount in accordance with such agreement. If Buyer and the Seller Representative are unable to reach agreement within 30 days after Buyer receives such Dispute Notice, then either Buyer or the Seller Representative may resort to other legal remedies in accordance with Section 12.12, subject to the limitations set forth in this Article X. For all purposes of this Article X (including those pertaining to disputes under Section 10.7(a) and this Section 10.7(b)), Buyer and the Seller Representative shall cooperate with and make available to the other party and its respective representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required and reasonably requested in connection with the resolution of such disputes.

(iv)    Buyer Claim Notice. Notwithstanding anything in this Section 10.7(b) to the contrary, a Buyer Claim Notice may be updated and amended from time to time by Buyer delivering an updated or amended Buyer Claim Notice, so long as such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Buyer Claim Notice.

(c)    Third Party Claims. Buyer shall determine and conduct the investigation, defense and the settlement, adjustment or compromise of any claim by a third party against any Buyer Indemnitee (a “Third Party Claim”), and all costs, expenses and other amounts incurred by Buyer in connection with such investigation, defense or settlement of such claim and the enforcement and protection of its rights under this Agreement in respect thereof (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs), shall constitute Losses for which the Buyer Indemnitees shall obtain indemnification for hereunder if it is ultimately determined that such Third-Party Claim itself is indemnifiable under Section 10.3. No settlement, adjustment, compromise or entry of judgment shall be determinative of the existence or amount of Losses relating to such matter, except for any such settlement, adjustment, compromise or entry of judgement entered into or agreed to with the prior written consent of the Seller Representative (on behalf of the Seller Indemnitors), such consent not to be unreasonably withheld conditioned or delayed. In the event that the Seller Representative has consented in writing to any such settlement, adjustment, compromise or entry of judgement, neither the Seller Representative nor any Seller Indemnitors shall have any power or authority to object under any provision of this Article X to the amount of any Buyer Claim by or on behalf of any Buyer Indemnitee against the Indemnity Escrow Funds or the Seller Indemnitors in accordance with the provisions of this Article X for indemnification with respect to the amount of Losses contemplated by such settlement, adjustment, compromise or entry of judgement.

(d)    Seller Representative Participation. The Seller Representative shall have the right to receive copies of all pleadings, notices and other written communications with the third party claimant or its counsel with respect to the Third Party Claim and may participate (with its own counsel and at the expense of the Seller Indemnitors, which cannot be satisfied from the Indemnity Escrow Funds) in, but not determine, the conduct of the defense of the Third Party Claim or settlement, adjustment or compromise negotiations with respect to the Third Party Claim. Buyer shall have the right, in its sole discretion, to determine the conduct of the defense of the Third Party Claim or the settlement, adjustment or compromise thereto.

(e)    Other Releases of the Indemnity Escrow Funds. All Indemnity Escrow Funds held under the Escrow Agreement minus the amounts reasonably necessary to satisfy any and all unresolved or disputed Buyer Claims set forth in any then pending Buyer Claim Notices (and less the employer portion of any applicable social security, Medicare, unemployment or other employment, withholding or payroll Tax or similar amount owed by or imposed upon Buyer (or any of its Affiliated entities) as a result of or with respect to or attributable to the release of such funds to the extent such Tax or similar amount would constitute Selling Expenses) shall automatically be released to the Stockholders and the Company (on behalf of the Optionholders), in each case, in accordance with their Pro Rata Share thereof as set forth in the Spreadsheet, within one Business Day after the [***] (the “Escrow Release Date) in accordance with this Agreement and the Escrow Agreement. With respect to amounts delivered to the Company (on behalf of the Optionholders), Buyer shall pay, or shall cause one or more of its Affiliated entities to pay, such amounts to the Optionholders (less applicable withholding), in accordance with the Escrow Agreement, as promptly thereafter as reasonably practicable, but in no event later than 21 days following the date on which Buyer receives such amounts from the Escrow Agent, through the payroll of Buyer or its Affiliated entities. Any portion of the Indemnity Escrow Funds held by the Escrow Agent following the Escrow Release Date with respect to any unresolved or disputed Buyer Claims that are not awarded to a Buyer Indemnitee upon the resolution of thereof (less the employer portion of any applicable social security, Medicare, unemployment or other employment, withholding or payroll Tax or similar amount owed by or imposed upon Buyer (or any of its Affiliated entities) as a result of or with respect to or attributable to the release of such funds to the extent such Tax or similar amount would constitute Selling Expenses) `shall be released to the Stockholders and the Company (on behalf of the Optionholders), in each case, in accordance with their Pro Rata Share thereof as set forth in the Spreadsheet.

10.8    Specific Performance. Each party’s obligations under this Agreement are unique. If any party hereto should breach its covenants or agreements under this Agreement, the parties hereto each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance or to obtain an injunction or injunctions to prevent breaches of this Agreement, and each party hereto expressly waives the defense that a remedy in damages will be adequate.

10.9    Subrogation. Upon the Seller Indemnitors making any payment of Losses to any Buyer Indemnitee pursuant to Section 10.6(k)(iii) or Section 10.6(l)(ii), the Seller Representative (on behalf of the Sellers) shall be subrogated to all rights of the Buyer Indemnitees against the R&W Insurer arising from that portion of such Losses paid by the Seller Indemnitors to the Buyer Indemnitees pursuant to Section 10.6(k)(iii) or Section 10.6(l)(ii) if, and only if, such Buyer Indemnitees did not recover from the R&W Insurer under the R&W Insurance Policy all or such portion of such Losses that would reasonably be expected to be recoverable under the R&W Insurance Policy.

10.10    Adjustment to Purchase Price. All indemnification payments made pursuant to this Article X will be treated as an adjustment to the Purchase Price unless otherwise required by applicable Law.

10.11    Deemed Losses. Notwithstanding anything else contained in this Agreement to the contrary, any Losses incurred by any Buyer Indemnitee shall be deemed as Losses incurred by Logitech US.

ARTICLE X1 TAX MATTERS

11.1    Cooperation; Audits; Tax Returns.

(a)    In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax Liabilities imposed on the Company or the Subsidiary for all Tax periods (or portion of a Straddle Period) ending on or before the Closing Date (“Pre‑Closing Tax Periods”), Buyer, on the one hand, and the Sellers, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes and any assessment or reassessment in respect of Taxes. Buyer shall, and shall cause the Company and the Subsidiary to, (i) retain all books and records with respect to Tax Matters pertinent to the Company and the Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Seller Representative, any extension thereof) for the respective taxable periods, and to abide by all record retention Laws and agreements entered into with any Taxing Authority, and (ii) give the Seller Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and shall allow the Seller Representative to take possession of such books and records.

(b)    Buyer and the Seller Representative shall, upon the other’s request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(c)    The Seller Representative shall prepare, or cause to be prepared, all income Tax Returns of the Company or the Subsidiary for any Pre-Closing Tax Period (not including any Straddle Period). The Seller Representative shall provide such income Tax Returns to Buyer at least thirty days before the due date for such income Tax Returns, including any applicable extensions, for Buyer’s review and approval, not to be unreasonably withheld, conditioned or delayed. To the fullest extent permitted by Law, the Tax Deductions shall be reported on applicable income Tax Returns solely as income Tax deductions of the Company and the Subsidiary for Pre-Closing Tax Periods and to the extent so reported shall not be treated or reported as income Tax deductions for a year or period (or portion thereof) beginning after the Closing Date (including under Section 1.1502-76(b)(1)(ii)(B) of the Treasury Regulations or any comparable or similar provision under state, local or foreign Law). Buyer shall timely file such income Tax Returns. The Sellers shall pay to the Company or Buyer the amount of Taxes shown due on such Tax Returns.

11.2    Controversies. Notwithstanding Section 10.7(c), this Section 11.2 shall control any inquiries, assessments, proceedings or similar events with respect to Taxes. Buyer shall promptly notify the Seller Representative: (a) upon receipt by Buyer or any Affiliate of Buyer of any notice of any Tax Matter from any Taxing Authority; or (b) prior to Buyer, the Company or the Subsidiary initiating any Tax Matter with any Taxing Authority. The Seller Representative may, at the Sellers’ expense, participate in any such Tax Matter; provided, however, that the failure to provide such notice with respect to clause (a) of this Section 11.2 will not affect Buyer’s right to indemnification under Section 10.3 except to the extent the Sellers’ defense of such matter is demonstrably prejudiced by such failure; provided further that the failure to provide such notice with respect to clause (b) of this Section 11.2 will negate Buyer’s right to indemnification under Section 10.3 with respect to Tax Liabilities resulting from any such voluntary contact. Buyer shall have the authority, with respect to any Tax Matter, to represent the interests of the Company and the Subsidiary before the relevant Taxing Authority and the Buyer shall have the right to control the defense, compromise or other resolution of any such Tax Matter, subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. Buyer shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects the Tax Liability of the Sellers without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed. The Buyer shall keep the Seller Representative informed with respect to the commencement, status and nature of any such Tax Matter and will, in good faith, allow the Seller Representative to consult with Buyer regarding the conduct of or positions taken in any such proceeding.

11.3    Amendment of Tax Returns. Unless required to reflect a final determination within the meaning of Section 1313 of the Code, neither Buyer nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of the Company or the Subsidiary with respect to a Pre‑Closing Tax Period (not including any Straddle Period) without the prior written consent of the Seller Representative.

11.4    Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) will be paid by Buyer when due, and all necessary Tax Returns and other documentation with respect to Transfer Taxes will be prepared and filed by Buyer unless a Seller is required to file such Tax Returns under applicable Law.

11.5    Refunds and Credits. Any Tax refund received by Buyer, the Company or the Subsidiary (or any of their respective Affiliates), and any amounts credited against any Tax to which Buyer, the Company or the Subsidiary (or any of their respective Affiliates) shall become entitled, which refund or credit relates to taxable periods, or portions thereof, ending on or before the Closing Date, shall be for the account of the Sellers, and Buyer shall pay, or cause to be paid, to the Sellers in the proportions set forth on Schedule 2.3(e)(ii), an amount equal to such refund or credit. With respect to the Stockholders, such amounts shall be paid by Buyer within five Business Days after receipt or utilization thereof by bank wire transfer of immediately available funds to the accounts designated in writing by the Seller Representative to Buyer. With respect to the Optionholders, such amounts shall be paid by Buyer, or Buyer shall cause one or more of its Affiliated entities to pay, such amounts to the Optionholders (less applicable withholding and any applicable social security, Medicare, unemployment or other employment, withholding or payroll Tax or similar amount owed by or imposed upon Buyer (or any of its Affiliated entities) or for which Buyer (or any of its Affiliated entities) is or will otherwise be liable, as a result of or with respect to or attributable to, any such payment) as promptly thereafter as practicable, but in no event later than 21 days, after receipt or utilization thereof, through the payroll of Buyer or one or more of its Affiliated entities.

11.6    Consolidated Income Tax Return. The Company shall join the consolidated U.S. federal income Tax Return of Logitech US and its Subsidiaries for the taxable year of Logitech US that includes the day after the Closing Date. The parties acknowledge and agree that, as a consequence of the transactions contemplated pursuant to or in connection with this Agreement, (a) the taxable year of the Company and the Subsidiaries shall close for U.S. federal income Tax purposes at the end of the day on the Closing Date, (b) to the extent applicable Law in other taxing jurisdictions so permits, the taxable year of the Company and the Subsidiaries shall close at the end of the day on the Closing Date and (c) to the extent applicable Law in other taxing jurisdictions so permits, all federal, state, local and foreign income Tax Returns shall be filed consistently on the foregoing basis.

ARTICLE XII MISCELLANEOUS AND GENERAL

12.1    Seller Representative.

(a)    Riverside is hereby constituted and appointed as agent and attorney‑in‑fact for and on behalf of the other Sellers and is the Seller Representative for all purposes under this Agreement. Without limiting the generality of the foregoing, the Seller Representative has full power and authority, on behalf of each Seller and his, her or its successors and assigns, to (i) interpret the terms and provisions of this Agreement, any Ancillary Agreement and the documents to be executed and delivered by the Sellers in connection herewith, including the Escrow Agreement and the Holdback Agreement, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, including the Escrow Agreement and the Holdback Agreement, (iii) receive service of process in connection with any claims under this Agreement, the Escrow Agreement or the Holdback Agreement, (iv) agree to, negotiate and enter into settlements and compromises of, and assume the defense of, claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any claims under this Agreement, any Ancillary Agreement or any other documents to be executed and delivered by any of the Sellers, and take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) take all actions necessary or appropriate in the judgment of the Seller Representative on behalf of the Sellers in connection with this Agreement, (vii) make any determinations and settle any matters in connection with the adjustments to the Purchase Price in Section 2.3, (viii) authorize delivery to any Buyer Indemnitee of the Indemnity Escrow Funds or any portion thereof in satisfaction of claims brought by any Buyer Indemnitee for Losses, (ix) distribute the Indemnity

Escrow Funds and any earning and proceeds thereon, and (x) deduct, hold back or redirect any funds, including the Holdback Amount, which may be payable to any Seller pursuant to the terms of this Agreement, the Escrow Agreement, the Holdback Agreement or any agreements or documents executed and delivered in connection herewith in order to pay, or establish a reserve for, (A) any amount that may be payable by such Seller hereunder or (B) any costs, fees, expenses and other Liabilities incurred by the Seller Representative (in its capacity as such) in connection with this Agreement or its rights or obligations hereunder. The Seller Representative shall have authority and power to act on behalf of each Seller Indemnitor and each Seller Indemnitee with respect to the disposition, settlement or other handling of all claims under Article X and all rights or obligations arising under Article X. The Seller Indemnitors and Seller Indemnitees shall be bound by all actions and decisions taken and consents and instructions given by the Seller Representative in connection with Article X, and Buyer and other Buyer Indemnitees and the Escrow Agent shall be entitled to rely on, and shall be relieved from any liability to any Person for any acts done by them in accordance with, any such action, decision, consent or instruction of the Seller Representative. After the Closing, notices or communications to or from the Seller Representative shall constitute notice to or from each Seller Indemnitor and each Seller Indemnitee.

(b)    Such agency may be changed by Riverside from time to time upon not less than five days’ prior written notice to Buyer. The Seller Representative, or any successor hereafter appointed, may resign at any time by providing prior written notice to Buyer and the Escrow Agent at least five days prior to such resignation, which notice shall specify the Person replacing the Seller Representative, the effective date of such replacement, the mailing address and telephone and facsimile numbers for such Person and other information reasonably requested by Buyer or the Escrow Agent. A successor Seller Representative will be named by Riverside prior to any such resignation and shall be a Person principally located in the United States. All power, authority, rights and privileges conferred in this Agreement to Riverside as the Seller Representative will apply to any successor Seller Representative.

(c)    The Seller Representative will not be liable for any act done or omitted under this Agreement as the Seller Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith. Buyer agrees that it will not look to the personal assets of the Seller Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Company (pre‑Closing) or the Sellers. In performing any of its duties under this Agreement or any agreements or documents executed and delivered in connection herewith, the Seller Representative will not be liable to the Sellers for any Losses that any Person may incur as a result of any act, or failure to act, by the Seller Representative under this Agreement or any agreements or documents executed and delivered in connection herewith, and the Seller Representative will be indemnified and held harmless by the Sellers for all Losses, except to the extent that the actions or omissions of the Seller Representative were taken or omitted not in good faith. The limitation of liability provisions of this Section 12.1(c) will survive the termination of this Agreement and the resignation of the Seller Representative.

12.2    Expenses. Except as set forth in this Agreement, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid, in the case of the Company, by the Company (if the transactions contemplated by this Agreement are not consummated), or will be treated as Selling Expenses (if the transactions contemplated by this Agreement are consummated) to the extent unpaid at the Closing, in the case of Buyer, by Buyer, in the case of any Seller, by such Seller, and, in the case of the Seller Representative, by the Seller Representative.

12.3    Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns, but is not assignable by any party hereto without the prior written consent of Buyer and the Seller Representative.

12.4    Third Party Beneficiaries. Each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto, except that Article X is intended to benefit the Buyer Indemnitees and the Seller Indemnitees.

12.5    Further Assurances. The parties hereto shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. Each party hereto shall cooperate affirmatively with the other parties hereto, to the extent reasonably requested by such other parties, to enforce rights and obligations herein provided.

12.6    Notices. Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing and: (a) sent by facsimile transmission; (b) sent by electronic mail; (c) delivered in person; (d) mailed by first class registered or certified mail, postage prepaid; or (e) sent by Federal Express or other overnight courier of national reputation, in each case, addressed as follows:

If to the Company (only after the Closing) or Buyer:
Logitech Europe S.A.
c/o Logitech Inc.
7700 Gateway Boulevard
Newark, California 94560
Attention: General Counsel
Email: [***]

with a copy to:
O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, California 94111
Attention:    C. Brophy Christensen, Esq.
Facsimile No.:    (415) 984-8701
Email:    bchristensen@omm.com

If to the Company (only prior to the Closing) or the Seller Representative:
The Riverside Company
Rockefeller Center
630 Fifth Avenue, Suite 400
New York, New York 10111
Attention:    [***]
Facsimile No.:    [***]
Email:    [***]
with a copy to:
The Riverside Company
1453 3rd Street Promenade, Suite 305
Santa Monica, California 90401
Attention:    [***]
Facsimile No.:    [***]
Email:    [***]

and
Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44414
Attention:    Joseph D. Hatina
Facsimile No.:    (216) 579-0212
Email:    jdhatina@jonesday.com
If to a Seller, to the address set forth on the signature page of such Seller.

or to such other address with respect to a party hereto as such party notifies the other parties hereto in writing as above provided. Each such notice or communication will be effective: (i) if given by facsimile, then when the successful sending of such facsimile is electronically confirmed; (ii) if given by electronic mail, then when confirmation of successful transmission is received; or (iii) if given by any other means specified in the first sentence of this Section 12.6, then upon delivery or refusal of delivery at the address specified in this Section 12.6.
12.7    Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

12.8    Amendment; Waiver. This Agreement may be amended or modified only by an instrument in writing duly executed by the Seller Representative and Buyer. At any time, the Seller Representative or Buyer may: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; provided, that the Seller Representative may not extend the time for the performance of any of the obligations or other acts of the Company, the Seller Representative or any of the Sellers; provided, further that Buyer may not extend the time for the performance of any of the obligations or other acts of Buyer; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; provided, that the Seller Representative may not waive any inaccuracies in the representations and warranties of the Company or any of the Sellers contained herein or in any document delivered pursuant hereto; provided, further that Buyer may not waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the covenants, agreements or conditions contained herein, to the extent permitted by applicable Law; provided, that the Seller Representative may not waive non-compliance with any of the covenants, agreements or conditions of the Company, the Seller Representative or any of the Sellers contained herein; provided, further, that Buyer may not waive non-compliance with any of the covenants, agreements or conditions of Buyer contained herein. Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by the Seller Representative, on behalf of the Sellers if the Sellers are making the waiver, or Buyer, if Buyer is making the waiver. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. Receipt by Buyer of any of the agreements, instruments, certificates or documents delivered pursuant to Section 3.2 shall not be deemed to be an agreement by Buyer that the information or statements contained therein are true, correct or complete, and shall not diminish Buyer’s remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.

12.9    Optionholder Payments. Notwithstanding anything herein to the contrary, no payment of any amounts contemplated by this Agreement shall be made to any Optionholder, in his or her capacity as such, after the fifth anniversary of the Closing Date, and such amounts remaining after the fifth anniversary of the Closing Date shall be distributed to the Stockholders, on a pro‑rata basis based on his, her or its fully diluted ownership compared with all Stockholders.

12.10    Legal Representation. Buyer further agrees that, as to all communications between and among all counsel for the Sellers, the Company, the Subsidiary or their respective Affiliates (including Jones Day), and Riverside, the Sellers, the Company, the Subsidiary or their respective Affiliates that primarily relate to the transactions contemplated by or in connection with this Agreement (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence with respect to the Privileged Communications belongs to the Sellers and may be controlled by the Sellers and will not pass to or be claimed by Buyer or any of its respective subsidiaries (including, following the Closing, the Company and the Subsidiary). The Privileged Communications are the property of the Sellers and, from and after the Closing, none of Buyer, its subsidiaries (including, following the Closing, the Company and the Subsidiary) or any Person purporting to act on behalf of or through Buyer or such subsidiaries will seek to obtain the Privileged Communications, whether by seeking a waiver of the attorney-client privilege or through other means. Buyer, and its respective subsidiaries (including, following the Closing, the Company and the Subsidiary), together with any of their respective Affiliates, successors or assigns, further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Sellers or any of their respective Affiliates after the Closing. The Privileged Communications may be used by the Sellers or any of their respective Affiliates in connection with any dispute that relates to the transactions contemplated by or in connection with this Agreement, including in any claim for indemnification brought by Buyer. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any of its respective subsidiaries and a third party (other than a party to this Agreement or any of its Affiliates) after the Closing, Buyer and its subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by counsel to such third party, provided that neither Buyer nor its subsidiaries (including, following the Closing, the Company and the Subsidiary) may waive such privilege without the prior written consent of the Seller Representative.

12.11    Governing Law. This Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its rules of conflict of laws.

12.12    Consent to Jurisdiction and Service of Process. The parties hereto consent and submit to the exclusive jurisdiction of the courts of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, then any state or federal court within the State of Delaware) in respect of the interpretation and enforcement of the provisions of this Agreement and waive, and will not assert, any defense in any Action for the interpretation or enforcement of this Agreement, that they are not subject to the courts’ jurisdiction or that the Action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their respective property is exempt or immune from execution, that the Action is brought in an inconvenient forum or that the venue of the Action is improper. Service of process with respect thereto may be made upon the parties hereto by mailing a copy thereof by registered or certified mail, postage prepaid, to that party at the applicable address provided in Section 12.6.

12.13    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.14    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

12.15    Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder; (b) all references to the preamble, recitals, Sections, Articles, Exhibits or Schedules are to the preamble, recitals, Sections, Articles, Exhibits or Schedules of or to this Agreement; (c) the words “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof; (d) masculine gender shall also include the feminine and neutral genders and vice versa; (e) words importing the singular shall also include the plural, and vice versa; (f) the words “include”, “including” and “or” shall mean without limitation by reason of enumeration; and (g) all references to “$” or dollar amounts are to lawful currency of the United States of America. The phrases “delivered,” “provided,” “made available” and phrases of similar import mean, with respect to any statement in this Agreement to the effect that any information, document or other material has been “delivered,” “provided” or “made available” to Buyer, its legal counsel or its other representatives, that such information, document or material was included, and available for review by Buyer, its legal counsel and its other representatives, in the virtual data room set up by Donnelley Financial Services in connection with this Agreement as of 5:00 p.m. Pacific Time on the date one Business Day prior to the Effective Date.

12.16    Counterparts; Electronic Transmission. This Agreement may be executed in separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including in Adobe PDF format) will be effective as delivery of a manually executed counterpart to this Agreement.

12.17    Complete Agreement. This Agreement and the Schedules and exhibits hereto and the other documents delivered by the parties hereto in connection herewith, together with the Confidentiality Agreement, contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto. For the avoidance of doubt, none of (a) that certain Letter, dated July 13, 2018, delivered by BDO USA, LLP to Logitech US, KPMG LLP and the Company, (b) that certain Due Diligence Access Letter, dated July 17, 2018, delivered by BDO USA, LLP to Logitech US, KPMG LLP and the Company, (c) that certain Letter, dated June 21, 2018, delivered by Deloitte & Touche LLP to Logitech US and (d) that certain Letter, dated May 31, 2018, delivered by PricewaterhouseCoopers LLP to Logitech US, shall limit Buyer’s rights or remedies under this Agreement.

[Remainder of Page Intentionally Blank - Signature Page Follows]

IN WITNESS WHEREOF, the Company, the Sellers, the Seller Representative and Buyer have executed this Agreement or caused this Agreement to be executed as of the day and year first above written.
THE COMPANY:

BLUE MICROPHONES HOLDING CORPORATION

By:    /s/ [***]
Name:    [***]
Title:    Vice President and Secretary

THE STOCKHOLDERS:

[***]

By:    [***], its general partner

By: /s/ [***]
Name:    [***]
Title:    Co-Chief Executive Officer

[***]

By: /s/ [***]
Name: [***]
Title: President

Address:    [***]

/s/ [***]
[***], individually

Address:    [***]

/s/ [***]
[***], individually

Address:    [***]

THE OPTIONHOLDERS:

/s/ [***]
[***], individually

Address:    [***]

/s/ [***]
[***], individually

Address:    [***]

/s/ [***]
[***], individually

Address:    [***]

/s/ [***]
[***], individually

Address:    [***]

/s/ [***]
[***], individually

Address:    [***]
/s/ [***]
[***], individually

Address:    [***]

/s/ [***]
[***], individually

Address:    [***]

/s/ [***]
[***], individually

Address:    [***]

/s/ [***]
[***], individually

Address:    [***]

THE SELLER REPRESENTATIVE:

[***]

By:    [***], its general partner

By: /s/ [***]
Name:    [***]
Title:    Co-Chief Executive Officer

BUYER:

LOGITECH EUROPE S.A.

By:    /s/ [***]
Name:    [***]
Title:    General Counsel EMEA

By:    /s/ [***]
Name:    [***]
Title:    HR Director EMEA

LOGITECH US (for purposes of Section 10.11 only):

LOGITECH INC.

By:    /s/ Vincent Pilette
Name:    Vincent Pilette
Title:    Officer